Exhibit 10-Q
Final
STOCK PURCHASE AGREEMENT
between
KENNAMETAL INC.
and
FEDERAL SIGNAL CORPORATION
Dated as of December 29, 2006

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES		1
1.1	Purchase and Sale of Shares; Closing	1
1.2	Purchase Price for the Shares	2
1.3	Payment of Purchase Price	2
1.4	Post-Closing Adjustment	2

ARTICLE 2 ASSUMPTION OF CERTAIN LIABILITIES		3
2.1	Assumed Liabilities	3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		3
3.1	Status of Seller and Subsidiaries	3
3.2	Financial Matters	6
3.3	Taxes	7
3.4	Real and Personal Property	8
3.5	Intellectual Property; Patents; Trademarks, Trade Names	9
3.6	Loans and Contracts	9
3.7	Employee Plans	10
3.8	Labor Relations	11
3.9	Litigation and Other Proceedings	12
3.10	Compliance with Laws	12
3.11	Bank Accounts	13
3.12	Brokers and Commissions	13
3.13	Related Party Transactions	13
3.14	Accounting Controls	14
3.15	Receivables	14
3.16	Inventory	14
3.17	Customers	15
3.18	No Other Representations	15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		15
4.1	Status of Buyer	15
4.2	Brokers and Commissions	16
4.3	Available Funds	16
4.4	Solvency	16

ARTICLE 5 COVENANTS OF THE SELLER		16
5.1	Conduct of Business by the Subsidiaries	16
5.2	Affirmative Covenants Relating to the Subsidiaries	18
5.3	Access Before Closing	18
5.4	Public Disclosure	18
5.5	Monthly and Quarterly Financial Statements	19
5.6	Termination of Related Party Transactions	19
5.7	Bank Accounts	19
5.8	Resignations	19
5.9	Real Estate	19
5.10	Consents and Closing Conditions	19

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5.11	Hart-Scott-Rodino Act Notification	20
5.12	No Negotiation	20
5.13	Cooperation	20
5.14	Environmental	20
5.15	Intellectual Property	20

ARTICLE 6 COVENANTS OF BUYER		20
6.1	Consents and Closing Conditions	20
6.2	Obligations Concerning Employees	20
6.3	Flexible Spending Accounts	21
6.4	WARN Act Liability	21
6.5	Health Care Continuation Coverage	22
6.6	Employment Taxes	22
6.7	Hart-Scott-Rodino Act Notification	22
6.8	Cooperation	22
6.9	Books and Records	22

ARTICLE 7 TAX MATTERS		23
7.1	Payment of Taxes	23
7.2	Cooperation and Records Retention	24

ARTICLE 8 BUYER’S CONDITIONS TO CLOSING		24
8.1	Continued Truth of Warranties	24
8.2	Performance of Covenants	24
8.3	No Event Causing a Material Adverse Effect	24
8.4	Permits and Consents	24
8.5	No Litigation	24
8.6	HSR Act	24
8.7	Authorization	24
8.8	Release of Guarantees	25
8.9	Closing Documents	25
8.10	Key Employee Agreements	25

ARTICLE 9 THE SELLER’S CONDITIONS TO CLOSING		25
9.1	Continued Truth of Warranties	25
9.2	Performance of Covenants	25
9.3	Permits and Consents	25
9.4	No Litigation	25
9.5	HSR Act	25
9.6	Closing Documents	25

ARTICLE 10 DOCUMENTS TO BE DELIVERED AT CLOSING		26
10.1	Documents to be Delivered by the Seller	26
10.2	Documents to be Delivered by Buyer	27

ARTICLE 11 TERMINATION		27
11.1	Termination by Mutual Consent	27
11.2	Termination by Either Buyer or Seller	27
11.3	Termination by Buyer	28
11.4	Termination by Seller	28

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11.5	Effect of Termination and Abandonment	28

ARTICLE 12 SURVIVAL; INDEMNIFICATION		28
12.1	Survival	28
12.2	Indemnification by the Seller	29
12.3	Indemnification by Buyer	29
12.4	Notice of Claims	30
12.5	Exclusive Remedy	31

ARTICLE 13 MISCELLANEOUS		32
13.1	Notices	32
13.2	Amendment	33
13.3	Counterparts	33
13.4	Binding on Successors and Assigns	33
13.5	Severability	33
13.6	Waivers	33
13.7	Publicity	33
13.8	Headings	33
13.9	List of Schedules and Exhibits	33
13.10	Entire Agreement; Law Governing	35
13.11	No Third-Party Rights	35
13.12	Sales and Transfer Taxes	35
13.13	Expenses	35
13.14	Specific Performance	35
13.15	Confidentiality	35
13.16	Survivability of Provisions After Termination	35

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of this 29th day of December, 2006, by and between Kennametal Inc., a Pennsylvania corporation (“Buyer”) and FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Seller”).
RECITALS
     WHEREAS, Seller is the owner of one hundred percent (100%) of the issued and outstanding shares of capital stock of MANCHESTER TOOL COMPANY, a Delaware corporation (“Manchester Tool”); and Manchester Tool is the owner of one hundred percent (100%) of the issued and outstanding shares of capital stock of both CLAPP DICO CORPORATION, an Ohio corporation (“Clapp Pico”), and ON TIME MACHINING COMPANY, an Ohio corporation (“OTM”) (Manchester Tool, Clapp Dico and OTM each being a “Subsidiary,” and, collectively the “Subsidiaries”); and
     WHEREAS, such shares of capital stock of the Subsidiaries (the “Shares”), owned as set forth in the previous recital are, in each case, the only shares of capital stock of such Subsidiaries that are issued and outstanding on the date hereof; and
     WHEREAS, the Subsidiaries are engaged in the business of manufacturing and reselling a broad range of high precision and consumable tools for metal cutting industries (the “Business”); and
     WHEREAS, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to acquire from Seller, all of the Shares; and
     WHEREAS, each of the parties hereto desires to set forth certain representations, warranties and covenants, and to establish certain closing conditions, made to induce the other to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of Shares; Closing. The purchase and sale of the Shares shall be effected as follows:
          (a) At the Closing (as defined in Section 1.1 (b) hereof), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, as described above, such Shares being all of the shares of capital stock of the Subsidiaries that are issued and outstanding, in consideration of the Purchase Price (as defined in Section 1.2 hereof).
          (b) The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Buchanan Ingersoll & Rooney PC, One Oxford Centre, Pittsburgh, Pennsylvania 15219, commencing at 9:00 a.m. Eastern Standard Time on January 31, 2007, or such other date or time as may be mutually agreed upon by the parties (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. prevailing local time on the Closing Date.

     1.2 Purchase Price for the Shares. The aggregate consideration to be paid by Buyer to Seller in connection with the sale of the Shares shall be the amount of Sixty Seven Million Dollars ($67,000,000.00) in cash (the “Purchase Price”), subject to adjustment as set forth in Section 1.4.
     1.3 Payment of Purchase Price. At the Closing, Buyer shall deliver to Seller, by wire transfer to an account designated by Seller at least three days prior to the Closing Date, an aggregate amount in immediately available funds equal to the Purchase Price; provided, however, at least two (2) business days prior to the Closing, Seller shall provide to Buyer the payoff amounts of all outstanding indebtedness of the Subsidiaries, including interest, fees and premiums, if any, which amounts shall be paid by Buyer to the relevant lenders of each indebtedness and in the aggregate, reduce the amount of the Purchase Price otherwise payable to Seller; provided further, however, that the foregoing proviso shall not apply to any trade payables or other similar liabilities which do not include indebtedness for borrowed money properly reflected on the Subsidiaries’ balance sheet on the Closing Date.
     1.4 Post-Closing Adjustment.
          (a) The Statement. Within 90 days after the Closing Date, Buyer shall prepare and deliver to the Seller a statement (the “Statement”), setting forth the Net Assets (as defined below) as of the close of business on the Closing Date (the “Closing Net Assets”) determined in accordance with methodologies and policies used in the preparation of the Reference Statement (as defined in Section 3.2) (including U.S. generally accepted accounting principles (“GAAP”) in effect as of the date of the Reference Statement), except as provided in Schedule 1.4(a). After the Closing Date, at Buyer’s request, the Seller shall assist Buyer and its representatives in the preparation of the Statement and shall provide Buyer and its representatives any information reasonably requested.
          (b) Objections; Resolutions Disputes.
                (1) Unless Seller notifies the Buyer in writing within 45 days after Buyer’s delivery of the Statement of any objection to any component of the computation of the Closing Net Assets set forth therein (the “Notice of Objection”), such computation shall be final and binding. During such 45-day period, the Seller and its representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Buyer and the Subsidiaries relating to the Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. The Parties acknowledge that (i) the purpose of the determination of the Closing Net Assets is to adjust the Purchase Price so as to reflect the change in Net Assets from July 2, 2006 to the Closing Date and (ii) such change is to be measured on a totally consistent basis so that the calculation is to be done using the same accounting principles, practices, methodologies and policies used in the preparation of the Reference Statement, except as provided in Schedule 1.4(a).
                (2) If the Seller provides the Notice of Objection to Buyer within such 45-day period, Buyer and Seller shall, during the 30-day period following Seller’s receipt of the Notice of Objection, attempt in good faith to resolve the Seller’s objections. During the 30-day period following Buyer’s receipt of the Notice of Objection, Buyer and its representatives shall be permitted to review during normal business hours as they shall reasonably request the working papers of the Seller relating to the Notice of Objection and the basis therefore. If Buyer and Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to an internationally recognized public accounting firm mutually agreed upon by Buyer and Seller (or, if Buyer and Seller are unable to so agree within 10 days after the end of such 30-day period or the firm so selected declines to act, then Buyer and Seller shall each select an internationally recognized public accounting firm and such firms shall jointly select a third internationally recognized public accounting firm to resolve the disputed matters (such determining firm being the “Independent Expert”)). Buyer and Seller shall jointly instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne 50% by Buyer and 50% by Seller. After final determination of the Closing Net Assets, neither Buyer nor Seller shall have any further right to make any claims against each other in respect of any post-Closing Purchase Price adjustments hereunder.
          (c) Adjustment Payment. The Purchase Price shall be increased by the amount by which the Closing Net Assets exceed $7,379,438.35 (the “Reference Net Assets”), which is the amount shown as “Equity” in the Reference Statement, and the Purchase Price shall be decreased by the amount by which the Closing Net Assets are less than the Reference Net Assets (the amount of any such increase or decrease being hereinafter called the “Post-Closing Adjustment Amount”). Within 10 days after the Closing Net Assets have been finally determined in accordance with Section 1.04(b), (i) if the Purchase Price is increased, then Buyer shall pay to Seller the Post-Closing Adjustment Amount, together with interest thereon at a rate of 5.25%, per annum from the Closing Date to the date of payment, and (ii) if the Purchase Price is decreased, Seller shall pay to Buyer the Post-Closing Adjustment Amount, together with interest thereon at a rate of 5.25% per annum from the Closing Date to the date of payment. Any such payment hereunder shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer or Seller, as the case may be.
          (d) Net Assets. The term “Net Assets” means Total Assets minus Total Liabilities. The terms “Total Assets” and “Total Liabilities” mean the consolidated total assets (less goodwill) and total liabilities of the Subsidiaries, calculated in the same way, using the same accounting principles, practices, methodologies and policies, as the line items comprising total assets and total liabilities, respectively, on the Reference Statement (except as provided in Schedule 1.4(a)).
ARTICLE 2
ASSUMPTION OF CERTAIN LIABILITIES
     2.1 Assumed Liabilities. At the Closing, in addition to the purchase of the Shares contemplated by this Agreement and the corresponding retention by the Subsidiaries of their respective liabilities, Buyer shall assume and agree to pay, discharge and perform in accordance with the terms thereof, each of the obligations of the Subsidiaries related to the Business that are listed on Schedule 2.1, annexed hereto. Except as set forth herein, no liabilities shall be assumed by the Buyer.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
     3.1 Status of Seller and Subsidiaries.
          (a) Corporate Existence, Status and Capitalization.

               (i) Seller and each of the Subsidiaries are corporations duly incorporated, organized, entitled to conduct business and validly existing in good standing under the laws of the state of their respective incorporation.
               (ii) Schedule 3.l(a)(ii) sets forth with respect to each Subsidiary (i) the total authorized capital stock, (ii) the number of shares that are issued and outstanding and (iii) the owner of such Shares. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no outstanding options, warrants, rights (including preemptive rights), agreements, puts, calls, commitments or demands of any character relating to the capital stock of the Subsidiaries or that may require the Subsidiaries to issue any shares of capital stock, and there are no outstanding securities convertible into or exchangeable for any of such capital stock.
               (iii) (A) Seller is the sole record and beneficial owner of all of the Shares of Manchester Tool, free and clear of any lien, security interest, pledge, restriction on transferability or voting, or other claim or encumbrance, except those restrictions imposed by applicable securities laws, and has full legal right, power and authority to transfer such Shares to Buyer in accordance with this Agreement, and (B) Manchester Tool is the sole record and beneficial owner of all of the Shares of Clapp Dico and OTM, free and clear of any lien, security interest, pledge, restriction on transferability or voting, or other claim or encumbrance, except those restrictions imposed by applicable securities laws, and has full legal right, power and authority to transfer such Shares to Buyer in accordance with this Agreement. There are no voting trust agreements or other agreements restricting the voting, dividend rights or disposition of any of the Shares.
          (b) Qualification. Schedule 3. 1(b) lists the jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation. Each Subsidiary is qualified to do business and in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean with respect to the Subsidiaries, any effect which, individually or in the aggregate with all other such effects, is both material and adverse to the financial condition or to the results of operations, assets or business of the Business taken as a whole, except for (i) changes or effects that are cured before the earlier of (A) the Closing Date and (B) the termination of this Agreement or (ii) any such changes or effects caused by or resulting from (A) this Agreement or the transactions contemplated hereby or thereby or the announcement thereof, (B) changes in general social or political conditions including the engagement by the United States in hostilities or the occurrence of a military or terrorist attack on the United States, or (C) changes in general business, economic or market conditions or prevailing interest rates, including, without limitation, changes affecting the businesses or industries in which the Business operates.
          (c) Corporate Power. Each Subsidiary has all requisite corporate power to own and lease its properties and otherwise to conduct the Business.
          (d) Ownership Interests. Except as set forth on Schedule 3.1(d), the Subsidiaries do not own any other subsidiary or have any equity securities of, investment in or loans or advances to any business enterprise or person or any agreements or commitments for such (other than trade terms extended to customers in the ordinary course of business and travel advances to employees).

          (e) Authorization.
               (i) Seller has the right, power and authority to enter into this Agreement and each other agreement, instrument or other document required to be executed by the Seller hereunder (collectively, the “Other Agreements”) and subject in each instance to obtaining the consents and approvals set forth on Schedule 3.1(e)(i), to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements;
               (ii) The execution and delivery by Seller of this Agreement and the Other Agreements to which it is a party, and the consummation by Seller of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of Seller, in compliance with its governing documents and applicable law; and
               (iii) This Agreement and the Other Agreements to which Seller is a party constitute valid and binding agreements of Seller that are enforceable against Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar laws relating to the enforcement of creditors’ rights generally, (B) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any proceeding for such remedies may be brought, or (C) the exercise by any court of its discretion in invoking general principles of equity.
          (f) Absence of Violations or Conflicts. Except as disclosed in Schedule 3.1(f) and except as would not have or reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement and the Other Agreements by Seller and the consummation by the Seller of the transactions contemplated by, or other compliance with or performance under, this Agreement and the Other Agreements by the Seller, does not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other adverse claim or interest other than Permitted Encumbrances (as such term is defined in Section 3.4(a) of this Agreement) under (i) any contract, agreement, commitment, undertaking or understanding to which the Seller or any Subsidiary is a party or to which the Seller or any of the Subsidiaries or any of their assets or properties are subject or bound, (ii) to the Knowledge of the Seller, any judgment, decree or order of any governmental or regulatory authority to which the Seller or any Subsidiaries or any of their assets or properties are subject or bound, (iii) to the Knowledge of the Seller, any applicable law or regulation, or (iv) any governing documents of the Seller or any Subsidiary (including their articles of incorporation and by-laws (as amended)). As used in this Agreement, the term “Knowledge” means, with respect to Seller, the actual knowledge of Alan Shaffer, Van Simpson, Frank Monteleone, Douglas Weiner, Michael Wachtel, Drew Arns and Thomas McDougall, after making such inquiry as may be reasonable under the circumstances.
          (g) No Governmental Consents Required. Except as required by the HSR Act (as defined in Section 5.5) or as set forth in Schedule 3.1(g), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of the Seller or any of the Subsidiaries is required in connection with its execution or delivery of this Agreement or the Other Agreements or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by the Seller.

     3.2 Financial Matters.
          (a) Financial Statements. Seller has delivered to Buyer true and complete copies of the unaudited consolidated balance sheets of the Subsidiaries as of December 31, 2005 and 2004 and the related unaudited consolidated statements of income for the years ended December 31, 2005 and 2004, together with the unaudited consolidated balance sheets as of July 2, 2006 (the “Reference Statement”) as set forth in Schedule 3.2(a) and July 3, 2005 and the related unaudited consolidated statements of income for the six-month periods ended July 2, 2006 and July 3, 2005 (collectively the Reference Statement together with the other unaudited financial statements described in this sentence are referred to in this Agreement as the “Financial Statements”). The Financial Statements of the Business were prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition and results of operations of the Subsidiaries as of the respective dates thereof, except as set for in Schedule 3.2(a).
          (b) Absence of Certain Events. Except as set forth in Schedule 3.2(b), since July 2, 2006, the Seller and the Subsidiaries have conducted the Business in the ordinary and usual course consistent with past practice and there has not been:
               (i) Any event, development or state of circumstance or fact that, individually or taken together with all other facts, events and circumstances, has had a Material Adverse Effect with respect to the Business;
               (ii) Any material damage, destruction or casualty loss with respect to the Properties of the Subsidiaries (whether or not covered by insurance) which affected the Business or financial condition or results of the Business;
               (iii) Any change in the articles of incorporation or bylaws of any of the Subsidiaries or any declaration or payment of distributions with respect to the capital stock of any of the Subsidiaries or redemption or repurchase of any such shares;
               (iv) Any change in accounting policies or practices by Seller or any of the Subsidiaries;
               (v) Any individual capital expenditure in excess of $50,000;
               (vi) Any creation or incurrence of any lien, other than Permitted Liens, on any of the assets of the Subsidiaries;
               (vii) Any payment or increase by any of the Subsidiaries of any bonuses, salaries or other compensation to any shareholder, director, officer or employee, except in the ordinary course of business, or entry into any employment, severance, or similar agreement or arrangement with any director, officer or employee;
               (viii) Any sale (other than sales of inventory and obsolete equipment or machinery in the ordinary course of business), lease, or other disposition of any asset or property of the Subsidiaries for which the aggregate proceeds thereof or payments therefore or net book value thereof exceed $50,000;
               (ix) Any incurrence by the Subsidiaries of any indebtedness for borrowed money, or any assumption, guarantee, endorsement or otherwise by the Subsidiaries of any obligations of any other person;

               (x) Any transactions or arrangements entered into, including modifications to existing transactions and arrangements, with employees, officers, directors or shareholders, of the Subsidiaries (other than those directly related to services as an officer, director or employee); and
               (xi) Any commitment or agreement to do any of the foregoing.
          (c) Absence of Undisclosed Liabilities. Except (i) as set forth in or otherwise disclosed in the Financial Statements or the Schedules hereto, (ii) for liabilities and obligations arising since July 2, 2006 in the ordinary course of business, (iii) for liabilities and obligations which would not be required to be disclosed in the Financial Statements, or (iv) as set forth on Schedule 3.2(c) the Business has no debt, obligations or liabilities (contingent or otherwise).
     3.3 Taxes.
          (a) Definitions. For purposes of this Agreement:
               (i) The term “Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.
               (ii) the term “Acquired Assets” shall mean, collectively, the assets of each Subsidiary, and the Shares;
               (iii) The term “Returns” shall mean, collectively, all reports, forms, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes and the term “Return” means any one of the foregoing Returns.
               (iv) The term “Taxes” shall mean (A) all net income, alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, ad valorem, value added, franchise, profits, license, unitary, intangible, corporate loan tax, capital stock tax, lease, service, service use, withholding on amounts paid to or by each Subsidiary, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; and (B) any penalties, interest, or other additions for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; and the term “Tax” shall mean any one of the foregoing Taxes.
          (b) Returns Filed and Taxes Paid. Except as otherwise set forth in Schedule 3.3 annexed hereto, (i) each Subsidiary has duly filed or caused to be filed (or joined in the filing of), on or before the due date thereof (including any valid extensions), with the appropriate taxing authorities, all Returns that it is required to file and all such Returns are true, correct and complete in all material respects; (ii) all Taxes of each Subsidiary due with respect to, or shown to be due on, each such Return (or amendment) or subsequent assessment with regard thereto, have been timely paid or adequate reserves have been established for the payment of such Taxes; (iii) there is no valid basis for the assessment of any deficiency with regard to any such Return; (iv) no audit or examination or refund litigation with respect to any such Return is pending or, to Seller’s Knowledge, has been threatened; (v) there are no outstanding waivers of statute of limitations that have been given or requested with respect to any Taxes of Seller or the Subsidiaries; (vi) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Subsidiaries that continue to remain outstanding and/or effective; (vii) the Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (viii) the Subsidiaries have withheld and paid all Taxes that they are required to withhold from compensation income of their employees; (ix) Seller has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii); (x) Seller has disclosed on its income Returns all positions taken therein that could reasonably give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; and (xi) Seller and the Subsidiaries have not made and are not obligated to make a payment that would not be deductible by reason of Code Section 280G. To the Knowledge of Seller, no other Taxes are due with respect to any taxable periods or portions of periods ending on or before the Closing Date. There are no liens, attachments, or similar encumbrances on any of the Acquired Assets with respect to any Taxes, other than immaterial liens for Taxes that are not yet due and payable.
     3.4 Real and Personal Property.
          (a) Property. For purposes of this Agreement, “Property” or “Properties” means those real and personal properties owned, leased or used by each Subsidiary. Schedule 3.4(a) lists all of the real property which each Subsidiary holds legal or equitable title (whether or not of record) or leases. Except as set forth on Schedule 3.4(a), (i) each Subsidiary has good and marketable title to all Properties on Schedule 3.4(a); and (ii) none of the Properties are subject to any lien, claim or other encumbrance whatsoever, except for Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” shall mean (A) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (B) liens shown or described in the Financial Statements, and (C) (1) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (2) easements, building restrictions, rights of way, reservations and such similar encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the use thereof in the Business, (3) liens, claims, encumbrances or other exceptions which are identified on the title insurance policies issued to each Subsidiary with respect to such Properties or otherwise set forth in Schedule 3.4(a) annexed hereto, and (4) liens, claims, encumbrances or other exceptions which would not reasonably be expected to have a Material Adverse Effect on such Properties.
          (b) Leases; Subleases. For purposes of this Agreement, “Lease” means any written or oral lease, sublease or rental agreement (and any related contract, agreement, commitment, arrangement, undertaking or understanding) and all amendments, modifications and supplements thereof and waivers and consents thereunder pursuant to which each Subsidiary leases, subleases or rents any real or personal property, either as lessor, lessee, landlord or tenant. Schedule 3.4(b) annexed hereto lists all Leases. Schedule 3.4(b) describes all oral Leases. True and complete copies of all written Leases have been made available to Buyer. With respect to each of the Leases set forth on Schedule 3.4(b): (i) the Subsidiary is not and, to the Knowledge of the Seller, no other party to such Lease is in material default in connection with such Lease; (ii) to the Knowledge of the Seller, no act or event has occurred which, with notice or lapse of time or both, would constitute a material default under such Lease with respect to the Subsidiary or any other party; (iii) the Subsidiary has not given or received any notice of cancellation or termination in connection with such Lease; and (iv) except as disclosed in Schedule 3.4(b) annexed hereto, such Lease will not require consents of the other parties thereto in connection with consummation of the transactions contemplated by this Agreement.
          (c) Condition. To the Knowledge of Seller, except as set forth in Schedule 3.4(c) annexed hereto, the Properties are in good repair and condition subject to reasonable wear and tear and structurally and mechanically sound, as applicable; comply in all material respects with the present zoning classifications assigned to such Properties or are legal nonconforming uses, and all improvements constructed on the land included in the Properties have been constructed in all material respects in accordance with the requirements of all applicable building, health, safety, environmental, zoning and other federal, state and local laws, ordinances, regulations, codes, licenses or permits applicable at the time of such construction, do not, to the Seller’s Knowledge, contain any material defect in design or construction, and have access to existing highways, roads and utility services. Neither Seller nor any of the Subsidiaries have received any notice or request from any governmental authority, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Properties or for the termination or limitation of any access, services or insurance with respect thereto. Seller does not own or lease any real property used in the Business except as listed in Schedule 3.4(a). The Subsidiaries do not own or lease any real property not listed in Schedule 3.4(a)
     3.5 Intellectual Property; Patents; Trademarks, Trade Names. (a) All patents, inventions, discoveries, trademarks, service marks, trade names, fictitious business names, software, mask works copyrights owned by or used or proposed to be used by the Subsidiaries and all applications or registrations therefore (“Intellectual Property”) and all contracts, agreements, commitments and understandings relating to the use or license of technology, know-how, trade secrets, confidential or proprietary information, customer and supplier lists or processes by the Subsidiaries that are known to the Subsidiaries or Seller and related to or used in the Business (the “Intellectual Property Licenses”) are listed in Schedule 3.5 annexed hereto. All necessary registration, maintenance and renewal fees currently due in connection with any registered Intellectual Property have been paid and all necessary documents, recordations, and certifications in connection with the registered Intellectual Property have been filed with the relevant authorities for the purpose of maintaining such registered Intellectual Property. Except as disclosed in Schedule 3.5: (i) each Subsidiary owns (free and clear of all liens, claims and encumbrances, other than Permitted Encumbrances), or has the right to use, all Intellectual Property, whether under Intellectual Property Licenses or otherwise, used in the ordinary conduct of the Business; (ii) the consummation of the transactions contemplated by this Agreement will not materially alter or impair any such rights or require any consent or approval; (iii) no Intellectual Property owned, licensed or used by the Subsidiaries, or Intellectual Property License is the subject of a lawsuit or any other proceeding, nor, has any party challenged or, to the Knowledge of the Seller threatened to challenge any Subsidiary’s right to use such Intellectual Property or Intellectual Property License or application for any of the foregoing or that the operation of the Business as it has been and is currently conducted, has not and will not infringe or misappropriate the intellectual property of any third party; and (iv) to the Knowledge of Seller, no party has or is infringing or misappropriating any Intellectual Property.
     3.6 Loans and Contracts.
          (a) Indebtedness. Schedule 3.6(a) annexed hereto sets forth a complete and accurate list or description of all instruments or other documents (“Debt Instruments”) relating to any direct or indirect indebtedness for borrowed money of each Subsidiary (other than trade debt incurred in the ordinary course), as well as indebtedness by way of industrial development bonds, capital leases, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by each Subsidiary.
          (b) Other Contracts. Schedule 3.6(b) annexed hereto lists each contract, agreement, commitment, arrangement, undertaking or understanding (except where the same does not call for the payment or receipt by a Subsidiary of cash or other property or services having a value in excess of Fifty Thousand Dollars ($50,000.00)) to which each Subsidiary is a party or bound or to which Seller is bound but which is necessary to conduct the Business or to which a Subsidiary or its property is subject, whether written or oral (“Contract,” but such list and the term “Contract” shall not include Leases, Intellectual Property Licenses, Debt Instruments, Insurance Policies and employee-related matters of each Subsidiary disclosed elsewhere in this Agreement). True and complete copies of the Contracts have been provided to Buyer.
          (c) Insurance. The material terms of all insurance coverage of the Subsidiaries now in force with respect to the Business (“Insurance Policies”), have been disclosed to Buyer, and the insurance policies are set forth on Schedule 3.6(c) annexed hereto. All such policies are on an occurrence basis and are in full force and effect. The Seller with respect to the Subsidiaries and the Subsidiaries have not been denied any application for insurance or had any policy of insurance terminated during the past three (3) years, nor has Seller or any of the Subsidiaries been notified of any pending termination.
          (d) Status. Except as disclosed on Schedule 3.6(d) annexed hereto: (i) each Subsidiary is not nor, to the Knowledge of the Seller, is any other party in material default in connection with any Intellectual Property License, Debt Instrument or Contract; (ii) no Subsidiary has received any notice of cancellation or termination in connection with any Intellectual Property License, Debt Instrument or Contract; (iii) no Intellectual Property License, Debt Instrument or Contract will be affected by, or require the consent of or payment to any other party to avoid an event of default or event of termination with respect to such Intellectual Property License, Debt Instrument or Contract (assuming that any required notice of default or termination has been given and any periods for cure have expired) by reason of the transactions contemplated by this Agreement; and (iv) each Intellectual Property License, Debt Instrument and Contract is a valid and legally binding obligation of the Subsidiaries and the same are in full force and effect.
     3.7 Employee Plans.
          (a) Except as set forth in Schedule 3.7 annexed hereto, neither Seller nor any Subsidiary maintains, or is required to maintain or contribute to or otherwise participate in, with respect to employees employed by the Subsidiaries who provide services to the Business (the “Business Employees”), either (i) any employee pension benefit plan, including any employee stock ownership plan (“Pension/Profit Sharing Plan”), or any employee welfare benefit plan (“Welfare Plan”) (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including any pension, profit sharing, retirement or thrift plan, or (ii) any other compensation, welfare, fringe benefit or retirement plan, program, stock purchase or stock option plan, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for or the welfare of any or all of the current or former Business Employees or their beneficiaries or dependents (all of the foregoing in items (i) and (ii) being referred to herein collectively as the “Employee Plans” and individually as an “Employee Plan”).
          (b) Except as set forth in Schedule 3.7, neither Seller nor any Subsidiary has maintained, contributed to or been required to contribute to, with respect to any of the Business Employees, a “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as set forth in Schedule 3.7 annexed hereto, no amount is due or owing from Seller or any Subsidiary on account of a “multiemployer plan” (as defined in Section 3(37) of ERISA) covering any Business Employee or on account of any withdrawal therefrom.
          (c) Except as set forth in Schedule 3.7, no Employee Plan, other than an Employee Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former Business Employees beyond their retirement or other termination of service in the Business (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of any Subsidiary, or (iii) benefits the full cost of which is borne by the current or former Business Employee (or his or her beneficiary)).
          (d) For each Employee Plan, to the extent applicable to each such Employee Plan, true and complete copies of the following have been delivered to Buyer: (1) the documents embodying the Employee Plans, including the plan documents, all amendments thereto, the related trust or funding contracts, investment management contracts, administrative service contracts, insurance contracts, union or trade contracts and, in the case of any unwritten Employee Plans, written descriptions thereof; (ii) annual reports including Forms 5500 and all schedules thereto for the last three (3) years; (iii) financial statements for the last three (3) years; (iv) actuarial reports, if applicable, for the last three (3) years; (v) each communication (other than routine communications) received by Seller, any of the Subsidiaries or any ERISA Affiliate from or furnished by Seller, any of the Subsidiaries or any ERISA Affiliate to the Service, federal Department of Labor (“DOL”), Pension Benefit Guaranty Corporation (“PBGC”) or other governmental authorities; and (vi) if the Employee Plan is intended to be qualified under Code Section 401(a) or 403(a), the most recent determination letter received from the Service. Seller has also furnished to Buyer a copy of the current summary plan description and each summary of material modification prepared in the last three (3) years for each Employee Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Employee Plans. No material oral or written representations or commitments inconsistent with such written materials have been made to any employee of the Subsidiaries by Seller.
          (e) Except as set forth on Schedule 3.7(e), each of the Employee Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable laws including, without limitation, all applicable requirements of the Code and any predecessor federal income tax laws, ERISA, the health care continuation requirements of COBRA, the Health Insurance Portability And Accountability Act of 1996 (“HIPAA”) and any applicable collective bargaining contracts. There exists no condition or set of circumstances with respect to an Employee Plan under which the Seller or the Subsidiaries could, directly or indirectly, be subject to any material liability under ERISA or the Code or other applicable law, other than liability for benefit claims and funding obligations payable in the ordinary course. Without limiting the generality of the foregoing, Seller and the Subsidiaries have provided all notices and other correspondence to employees and former employees required by HIPAA and the health care continuation provisions of COBRA. Each of the Employee Plans and all related trusts, insurance contracts and funds have also been created, maintained, funded and administered in all material respects in compliance with applicable law, the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the Knowledge of Seller, no Employee Plan is or is proposed to be under audit or investigation, and no completed audit of any Employee Plan has resulted in the imposition of any tax, fine, penalty or lien.
     3.8 Labor Relations. Except as described in Schedule 3.8 annexed hereto: (a) there is no unfair labor practice, complaint, charge, representation proceeding or other matter against or involving any of the Subsidiaries or their employees pending or, to the Knowledge of the Seller, threatened before any governmental authority; (b) there is no labor strike, organizing effort, slow down, stoppage or other material labor difficulty pending against or involving any of the Subsidiaries or, to the Knowledge of the Seller, threatened against or affecting any of the Subsidiaries; (c) no grievance nor any arbitration proceeding arising out of or under collective bargaining agreements to which any of the Subsidiaries is a party is pending, and, to the Knowledge of the Seller, no claim therefore exists; (d) there is no collective bargaining agreement which is binding on any of the Subsidiaries; (e) all of the Subsidiaries’ employees are employed at will; and (f) the Subsidiaries are in compliance in all material respects with all applicable laws regarding labor, employment, pay equity, workers’ compensation, equal employment opportunity, workplace safety and health, immigration, terms and conditions of employment, leaves of absence, and wages and hours.
     3.9 Litigation and Other Proceedings. Except as disclosed in Schedule 3.9 annexed hereto, none of the Subsidiaries is engaged in, a party to, subject to (nor are any of the Acquired Assets or the Assets of the Seller used in the Business subject to) or, to the Knowledge of the Seller, threatened with any claim, legal or equitable action, or other proceeding (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party) relating to the Business.
     3.10 Compliance with Laws.
          (a) Generally. Except as set forth in Schedule 3.10(a) annexed hereto, (a) each Subsidiary is conducting the Business in compliance with all applicable laws excluding, however, any non-compliance which would not reasonably be expected to have a Material Adverse Effect and excluding Environmental Laws, as to which the Subsidiary’s sole representations and warranties are set forth in Section 3.10(c).
          (b) Permits. Except as set forth in Schedule 3.10(b) annexed hereto and except with regard to Environmental Permits as to which each Subsidiary’s sole representations and warranties are set forth in Section 3.10(c), to the Knowledge of Seller, each Subsidiary holds all permits and franchises necessary to operate the Business as currently operated, except where the failure to obtain a permit would not reasonably be expected to have a Material Adverse Effect and excluding permits under Environmental Laws, as to which the Subsidiary’s sole representations and warranties are as set forth in Section 3.10(c).
          (c) Environmental.
          (i) Except as set forth on Schedule 3.10(c) annexed hereto, no person or party (including, but not limited to, any governmental or regulatory authority) has asserted any pending claim against any of the Subsidiaries relating to any Environmental Law (defined below) with respect to the Business. No Subsidiary has received oral or written notice of any existing or pending violation, citation, claim, order, direction, instruction or complaint relating to the Business, or any facility now or previously owned or operated by the Subsidiary in connection therewith, arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act (Clean Water Act), the Clean Air Act, the National Environmental Policy Act (Environmental Impact Statement), and antipollution, waste control and disposal and environmental “cleanup” provisions of similar statutes of any governmental authority, and all regulations and standards enacted pursuant thereto and all permits and authorizations issued in connection therewith (collectively, “Environmental Laws”).
          (ii) To the Knowledge of Seller, except as disclosed on Schedule 3.10(c) annexed hereto, such Subsidiary’s operation of the Business is in compliance with all applicable Environmental Laws.
          (iii) To the Knowledge of Seller, except as disclosed on Schedule 3.10(c) annexed hereto, such Subsidiary currently holds all required permits, approvals or other authorizations required under or issued pursuant to any Environmental Law with respect to the

Business, except for such environmental permits, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (iv) To the Knowledge of Seller, there are no Environmental Conditions that could reasonably be expected to result in a Material Adverse Effect to Buyer. The term “Environmental Condition” means (x) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, toxic or hazardous substances (“Hazardous Substances”) or (y) any violation of any statue, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (i) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of the Subsidiaries, or of any predecessor in title, interest or line of business to Seller, conducted or undertaken prior to the Closing or (ii) existing at or prior to the Closing at any of the Properties or any property previously owned, leased, occupied, used or foreclosed upon.
          (v) To the Knowledge of Seller, no ozone depleting substances (“ODS”), polychlorinated biphenyls (“PCBs”), asbestos containing material (“ACM”), or urea formaldehyde insulation (“UFI”) is present on or at the Properties, or any prior property that could reasonably be expected to result in a Material Adverse Effect on the Subsidiaries and the Subsidiaries have complied in all material respects with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ODS, ACM, PCB, or UFIs which currently are or any in the past have been located on or at the Properties and any prior property.
          (vi) To the Knowledge of Seller, Seller and the Subsidiaries have complied in all material respects with all applicable provisions of any environmental laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons and no environmental lien has attached to any portion of the Subsidiaries or the Properties.
     3.11 Bank Accounts. Schedule 3.11 lists all bank, money market, savings and similar accounts and safe deposit boxes of the Subsidiaries, specifying the account numbers and the authorized signatories or persons having access to them.
     3.12 Brokers and Commissions. Except as disclosed in Schedule 3.12 annexed hereto, no person, firm or corporation has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the other transactions contemplated by this Agreement.
     3.13 Related Party Transactions. Except as set forth on Schedule 3.13, (i) there is no indebtedness between Seller or any of the Subsidiaries, on the one hand, and any employee, officer, director, shareholder, member or affiliate of any of the Subsidiaries, on the other hand; (ii) no such employee, officer, director, shareholder, member or affiliate provides or causes to be provided any assets, services (other than services as an officer, director or employee) or facilities to any of the Subsidiaries; (iii) none of the Subsidiaries provides or causes to be provided any assets, services or facilities to any such employee, officer, director, shareholder, member or affiliate; and (iv) to the Knowledge of Seller, no such employee, officer, director, shareholder, member or affiliate has any direct or indirect ownership interest in any person with which any of the Subsidiaries competes or has a business relationship. The transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, lapse of time or the giving of notice or failure to cure) result in any payment (severance or otherwise) becoming due from Seller or any of the Subsidiaries to any such employee, officer, director, shareholder, member or affiliate, except as contemplated herein.
     3.14 Accounting Controls. Seller and the Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization and (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items. Seller’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management’s report on internal control over financial reporting as of December 31, 2005 is included in Seller’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2006. That report states that based upon management’s assessment, Seller maintained, in all material respects, effective internal control over financial reporting (as defined in the Securities Exchange Act of 1934, Rules 13a-15(f) and 15d-15(f)) as of December 31, 2005, based on criteria in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management’s assessment of the effectiveness of Seller’s internal control over financial reporting as of December 31, 2005 was audited by Ernst & Young LLP as stated in their report included in Seller’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Subsidiaries’ internal control over financial reporting was included (to the extent applicable to Seller taken as a whole) in the scope of management’s assessment as of December 31, 2005. Seller did not identify any material weaknesses in Seller’s internal control over financial reporting as of December 31, 2005. Management has not completed an assessment of its internal control over financial reporting as of any period subsequent to the assessment included in Seller’s 2005 Annual Report on Form 10-K. Seller’s chief executive officer and chief financial officer executed the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 as of December 31, 2005. These certifications are included in Seller’s 2005 Annual Report on Form 10-K. As of December 31, 2005, there were no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting related to the Subsidiaries based on management’s assessment as of December 31, 2005 which was completed based on the consolidated results of operations and financial position of Seller. In addition, as of December 31, 2005, there was no fraud that involved management or other employees who have a significant role in Seller’s internal control over financial reporting related to the Subsidiaries.
     3.15 Receivables. All existing accounts receivable of each of the Subsidiaries with respect to the Business and as reflected on the Financial Statements or in the accounting records of the Subsidiaries as of the Closing Date, (i) represent valid obligations of customers of the Subsidiaries arising from bona fide transactions entered into in the ordinary course of business and (ii) are collectible, net of reserves therein reflected, in the ordinary course of business and without any defenses, counterclaims or setoffs.
     3.16 Inventory. The inventories of the Subsidiaries set forth in the Financial Statements are properly stated therein at the lower of cost or fair market value determined in accordance with GAAP consistently applied. The inventories consist of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value, or for which adequate reserves have been provided, in the Financial Statements or on the accounting records of the Subsidiaries as of the Closing Date, as the case may be, in accordance with past practices. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Subsidiaries in accordance with past practices. All such inventories are owned by the Subsidiaries free and clear of any encumbrances, other than Permitted Encumbrances.
     3.17 Customers. Schedule 3.17 contains a list, as of the date hereof, of the ten (10) largest customers of each of the Subsidiaries (the “Material Customers”) based on the gross revenues of each of the Subsidiaries for both the fiscal year ended on December 30, 2005 and the six (6) month period ended on July 2, 2006 for each such Material Customer during such periods. Except as set forth in Schedule 3.17, there has not, to the Knowledge of the Seller, been any material change in the Subsidiaries’ relationships with any of the Material Customers and the Subsidiaries have not in the past twelve (12) months received notice from any Material Customer that said customer intends to terminate or materially change its business relationship with the Subsidiaries.
     3.18 No Other Representations. Except as set forth in this Agreement, the Schedules hereto and any document delivered pursuant hereto, Seller does not make any other representation or warranty whatsoever to Buyer.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Seller as follows:
     4.1 Status of Buyer.
          (a) Organization. Buyer is a duly organized corporation, entitled to conduct business and validly existing in good standing under the laws of the state of Pennsylvania.
          (b) Authorization.
          (i) Buyer has the right, power and authority to enter into this Agreement and each Other Agreement and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements;
          (ii) The execution and delivery by Buyer of this Agreement and the Other Agreements, and the consummation by Buyer of other transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements have been duly authorized by all necessary corporate action on the part of Buyer in compliance with its governing documents and applicable law; and
          (iii) This Agreement and the Other Agreements to which it is a party constitute the valid and binding agreements of Buyer that are enforceable against Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar laws relating to the enforcement of creditors’ rights generally, (B) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any proceeding for such remedies may be brought, or (C) the exercise by any court of its discretion in invoking general principles of equity.
          (c) Absence of Violations or Conflicts. Except as disclosed in Schedule 4.1(c) annexed hereto, the execution and delivery by Buyer of this Agreement and the Other Agreements and the consummation by Buyer of the transactions contemplated by, or other compliance with or performance under, this Agreement and the Other Agreements, do not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other adverse claim or interest upon any properties of Buyer under (i) any contract, agreement, commitment, undertaking or understanding to which Buyer is a party or to which it or any of its assets or properties are subject or bound, (ii) any judgment, decree or order of any governmental or regulatory authority to which Buyer or any of its properties are subject or bound, (iii) to the knowledge of Buyer, any applicable law, or (iv) any governing documents of Buyer.
          (d) No Governmental Consents Required. Except as required by the HSR Act (as defined in Section 5.5) and as set forth in Schedule 4. l(d) annexed hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority on the part of Buyer is required in connection with its execution or delivery of this Agreement or the Other Agreements or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by Buyer.
     4.2 Brokers and Commissions. Except as set forth in Schedule 4.2 annexed hereto, no person, firm or corporation has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of Buyer.
     4.3 Available Funds. As of the Closing, Buyer will have sufficient funds available to satisfy the obligation of Buyer to pay the Purchase Price and to pay all fees and expenses of Buyer related to the transactions contemplated by this Agreement.
     4.4 Solvency. Buyer is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that (i) the fair salable value of Buyer’s assets is in excess of the total amount of its liabilities (including, for purposes hereof, all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles and whether direct or indirect, fixed or contingent, secured or unsecured or disputed or undisputed), (ii) Buyer is able to pay its debts or obligations in the ordinary course as they mature and (iii) Buyer has capital sufficient to carry on its business and all businesses which it is about to engage.
ARTICLE 5
COVENANTS OF THE SELLER
     5.1 Conduct of Business by the Subsidiaries. From the date hereof to the Closing Date, except for transactions that are expressly approved in writing by Buyer, Seller shall not and shall cause each Subsidiary to refrain from:
          (a) subjecting any Acquired Assets, tangible or intangible, to any lien, encumbrance, security interest or other claim of any kind, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default and except for Permitted Encumbrances;
          (b) except for sales in the ordinary course of business or consistent with past practices, selling, assigning, transferring or otherwise disposing of any Subsidiary’s assets or properties;

          (c) modifying, amending, altering or terminating (whether by written or oral agreement, or any manner of action or inaction) any of the Debt Instruments, Leases, Intellectual Property Licenses, Employee Plans, Contracts or Insurance Policies, or entering into any such arrangement which is outside of the ordinary course of business or which involves the payment or receipt by the Subsidiary of an amount in excess of Fifty Thousand Dollars ($50,000.00);
          (d) taking or permitting any other action that, if taken or permitted immediately prior to the execution of this Agreement, would constitute a breach of or an exception to the representations and warranties in Section 3.1(d) hereof;
          (e) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights with respect to the Shares, (ii) permit any shares of capital stock of the Subsidiaries to become subject to stock options or other rights or similar stock-based employee rights, (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the Subsidiaries capital stock, or (iv) effect any recapitalization, reclassification, stock split or like change in capitalization;
          (f) make, declare, pay or set aside for payment any non-cash dividend on or in respect of, or declare or make any non-cash distribution on any shares of the capital stock of the Subsidiaries or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;
          (g) enter into, amend, modify, renew or terminate any material employment, consulting, severance or similar contracts, with any directors, officers, employees of, or independent contractors of the Subsidiaries, grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments) or take any action that would entitle any employee to receive severance pay prior to the Closing Date, except for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice;
          (h) enter into, establish, adopt, amend, modify or terminate any Employee Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, any trust agreement (or similar arrangement) related thereto, except for administrative amendments adopted in the ordinary course of business, in each case in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to the Subsidiaries;
          (i) amend the articles of incorporation or bylaws (or similar governing document) of the Subsidiaries;
          (j) make, change or revoke any tax election or make any agreement or settlement with any taxing authority or fail to pay any material tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings;
          (k) make any individual capital expenditure in excess of $50,000.00 or capital expenditures in the aggregate in excess of $250,000.00, except for actions relating to purchase of a grinding machine to replace the machine damaged in a fire at Manchester Tool;
          (1) take any action which could reasonably be expected to have a Material Adverse Effect on the corporate existence, rights and franchises of the Subsidiaries; or

          (m) agree, whether in writing or otherwise, to do any of the foregoing.
     5.2 Affirmative Covenants Relating to the Subsidiaries. From the date hereof to the Closing Date, Seller shall use its reasonable best efforts to cause each Subsidiary to:
          (a) maintain property and liability insurance in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;
          (b) maintain, consistent with past practice, its properties in good repair, order and condition, reasonable wear and tear excepted, and preserve its possession and control of all of its assets and properties;
          (c) keep in faithful service its key officers and professional staff to preserve the goodwill of those having business relations with the Subsidiary;
          (d) maintain the books, accounts and records of such Subsidiary in a manner consistent with past practice and not implement or adopt any change in the accounting principles, practices or methods used, other than as may be required by GAAP;
          (e) comply with all applicable law relating to the conduct of the Business, and conduct the Business obligations in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement;
          (f) provide Buyer with prompt written notice of any event, occurrence or circumstance which could reasonably be expected to have a Material Adverse Effect; and
          (g) operate the Business only in the ordinary course so as to preserve its business organization intact, including the goodwill of its suppliers, customers and others having business relations with each such Subsidiary.
     5.3 Access Before Closing. From the date of this Agreement until the Closing Date, Seller will cause each Subsidiary to permit Buyer and its representatives reasonable access on reasonable notice during normal business hours to the properties, personal property, personnel, books and records, contracts, and commitments of the Business, including the right to make copies of such books and records, contracts, and commitments. In the event that any record or other information requested by Buyer is subject to a confidentiality agreement with a third party, attorney-client privilege, or other legal restriction or privilege, the Subsidiary and Buyer will endeavor to find means of disclosing as much information as practicable that is needed by Buyer to prepare for the transfer of the Business, but the Subsidiary will not be obligated to breach such restriction or privilege. Buyer shall return all copies of such books and records, contracts, and commitments promptly upon the request of the Seller if for any reason the Closing does not occur. All requests for access to information, properties, personnel or documents pursuant to this Section 5.3 shall be directed to an executive officer or officers of the Subsidiary designated by the Seller.
     5.4 Public Disclosure. Each of the Parties agrees that it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except for any release or statement that is required by law or regulation (including the rules of any self-regulatory organization) and as to which the disclosing Party has used commercially reasonable efforts to discuss with the other Party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the disclosing Party or any of its representatives that was not permitted by this Agreement. Notwithstanding the foregoing, each of the Parties may make internal statements and announcements to their respective employees that are consistent with prior public disclosures made by the Parties with respect to the transactions contemplated hereunder.
     5.5 Monthly and Quarterly Financial Statements. Seller shall promptly provide Buyer with copies of unaudited (i) monthly income statements, which present the Business in a form similar to the Financial Statements, and (ii) unaudited quarterly financial statements, in each case for each such period after July 2, 2006 through the Closing Date on an unconsolidated basis. Except for the absence of note disclosures and typical year end adjustments and accruals, such unaudited quarterly financial statements shall present fairly the financial condition of the Subsidiaries as of such dates and the results of operations of the Subsidiaries for the period then ended.
     5.6 Termination of Related Party Transactions. Seller shall and Seller shall cause the Subsidiaries to terminate all related party transactions prior to the Closing, except for the related party transactions (i) set forth by Buyer on Schedule 5.6 and/or (ii) arising in the ordinary course of business as a result of the purchase and sale of goods and services on an arms-length basis or consistent with past practice.
     5.7 Bank Accounts. Prior to the Closing Date, Seller shall, and shall cause the Subsidiaries to, change effective as of the Closing, the individuals authorized to draw on, or having access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Subsidiaries to the individuals designated in writing by the Buyer not less than three (3) business days prior to the Closing Date.
     5.8 Resignations. Seller shall cause the directors and such executive officers of the Subsidiaries as the Buyer shall request in writing not less then ten (10) business days prior to the Closing Date to resign in such person’s capacity as a director or an officer, effective as of the Closing. In connection with any such resignation, Seller shall cause such directors or executive officers to duly execute and deliver to the Buyer such executive officer’s or director’s resignation, in a form reasonably acceptable to the Buyer, and a release, in a form reasonably acceptable to the Buyer, with respect to any claims such directors or executive officers may have against the Subsidiaries.
     5.9 Real Estate. Seller shall cooperate with Buyer in obtaining title commitments, title policies and surveys with respect to the Properties. Seller shall, or shall cause the Subsidiaries to, execute any reasonable documents necessary to procure such title commitments and title policies, including, without limitation ALTA statements, GAP affidavits, survey affidavits and any other document reasonably necessary for the title insurer under such commitments and policies to issue such title commitments and title policies satisfactory to Buyer showing good and marketable fee simple title not subject to liens, claims and encumbrances not previously disclosed in the Financial Statements and to ensure that title in the Properties is vested in the Subsidiaries. All fees, costs and other amounts in obtaining the title commitments and title policies shall be incurred and borne by the Buyer.
     5.10 Consents and Closing Conditions. Seller will and will cause each Subsidiary to cooperate with Buyer: (a) to obtain such consents, approvals, authorizations and waivers from third parties and to take other actions as may be required in order to fulfill the closing conditions which are within its control; and (b) to cause the representations and warranties of the Subsidiary in Article 3 to be true and correct on and as of the Closing Date.

     5.11 Hart-Scott-Rodino Act Notification. The Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice (collectively, the “Antitrust Authorities”) the Notification and Report Form required by The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations promulgated pursuant thereto (the “HSR Act”), and otherwise shall comply with the requirements of the HSR Act applicable to it. The Seller shall furnish to Buyer such information as Buyer shall reasonably request in connection with its Notification and Report Form. Seller and Buyer shall share the applicable filing fee under the HSR Act equally.
     5.12 No Negotiation. From and after the date hereof and until the termination of this Agreement, and provided that Buyer shall not have breached any of its obligations hereunder, Seller will not, and Seller will cause the Subsidiaries and its officers, employees and agents not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning, provide any confidential information or data to, have any discussions with or enter into any agreements with or cooperate with, or take any action to knowingly facilitate or enter into any merger, acquisition, option, joint venture, partnership or similar agreements with, any person relating directly or indirectly to any acquisition, business combination, reorganization or purchase of all or any portion of the capital stock or assets of the Subsidiaries, other than the sale of assets in the ordinary course of business. Following the execution of this Agreement, Seller will, and Seller will cause the Subsidiaries to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving the Subsidiaries.
     5.13 Cooperation. The Seller shall provide Buyer all information or assistance reasonably requested by Buyer to bring about the consummation of the transactions contemplated by this Agreement. The Seller shall cooperate with Buyer and shall use commercially reasonable efforts to assist Buyer in obtaining all consents or approvals required for consummation of the transactions contemplated by this Agreement.
     5.14 Environmental. Seller will complete and deliver to Buyer a Phase II environmental assessment for the Manchester Tool location.
     5.15 Intellectual Property. With respect to any Intellectual Property not identified in Schedule 3.5 which is determined after Closing to be owned by Seller and used primarily in the Business, Seller shall transfer ownership of such Intellectual Property to the Buyer or the Subsidiary, as appropriate, promptly and without charge. With respect to any Intellectual Property not identified on Schedule 3.5 which is determined after Closing to be licensed to Seller, and used primarily in the Business, Seller, shall sublicense or arrange for an assignment of the primary license to the Buyer or the Subsidiary, as appropriate, without charge.
ARTICLE 6
COVENANTS OF BUYER
     6.1 Consents and Closing Conditions. Buyer shall use commercially reasonable efforts to obtain such consents, approvals, authorizations and waivers from third parties and to take other actions as may be required in order to fulfill the closing conditions which are within its control.
     6.2 Obligations Concerning Employees.
          (a) Employment of all persons employed by the Subsidiaries as of the Closing Date (“Hired Employees”), including employees who are not actively at work on account of any illness or injury (“Disability”) of less than six (6) months duration as of the Closing Date (“Short Term Disability”), but excluding all persons who were formerly employed by the Subsidiaries or predecessors thereof, including, without limitation, those who are, as of the Closing Date, (A) retired or (B) not actively at work due to any Disability of six (6) months or longer duration as of the Closing Date (“Long Term Disability”), shall not be deemed terminated or interrupted by reason of the transactions contemplated in this Agreement. Such employees shall be eligible to participate in the employee benefit plans and programs of Buyer in accordance with, and subject to, the terms of each such employee benefit plan or program. Nothing in this Agreement shall require Buyer to, or require Buyer to cause the Subsidiaries to, establish, maintain, operate or administer any employee benefit plan or program not in effect as of the date of this Agreement.
          (b) All Hired Employees for whom Buyer shall offer employee benefit plans and programs pursuant to Section 6.2(a) will cease participation, in, and shall cease to be covered by, all employee benefits plans and programs of Seller as of the Closing Date, provided that, with respect to any benefits accrued or payable as of the Closing Date under any employee benefit plans or programs of the Subsidiaries or Seller, such employees shall continue to be entitled to such benefits after the Closing Date payable by Seller or any Employee Plan.
          (c) With respect to Hired Employees, Buyer shall recognize service with the Subsidiaries and predecessors thereof, for purposes of determining (i) eligibility for vacation benefits, short term disability or weekly accident and sickness benefits, severance benefits, service recognition and other similar programs and (ii) eligibility and vesting under all other employee benefit plans and programs of Buyer applicable to such employees, to the extent such service was recognized by Seller or the Subsidiaries for such purposes; provided, that Buyer shall not be obligated to give credit for such service to the extent it would result in duplication of any benefits to which such an employee is entitled to or had previously received under any comparable employee benefit plans or programs maintained by Seller or the Subsidiaries.
          (d) Nothing in this Agreement shall require the Buyer or the Subsidiaries to retain any Hired Employees for any period of time after the Closing Date and, subject to requirements of applicable law, Buyer reserves the right, at any time after the Closing Date, to terminate such employment and, except as expressly stated in this Agreement, to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of Hired Employees.
     6.3 Flexible Spending Accounts. As soon as possible following the Closing Date, the Seller shall transfer to Buyer, and Buyer agrees to accept, those amounts which represent the Hired Employees’ balances under any flexible spending accounts maintained by Seller or any Subsidiary (the “FSAs”). Buyer agrees to administer the FSAs (consistent with the terms of the flexible spending account program applicable to Buyer’s employees) such that the Hired Employees will be able to contribute additional before-tax compensation (in accordance with the terms of the applicable Buyer Plan) and to submit claims against their respective FSA within the time period permitted by applicable law.
     6.4 WARN Act Liability. Buyer acknowledges and agrees that as of the Closing Date, Buyer is considered for purposes of the Worker Adjustment and Retraining Notification Act (“WARN Act”) the employer of the Hired Employees and that Buyer, and not the Seller, shall thereupon be responsible for complying with the WARN Act with respect to the Hired Employees. Prior to and on the Closing Date, none of the Hired Employees shall be, nor shall they be deemed to be, terminated. Buyer shall indemnify and hold the Seller harmless from and against all losses incurred, paid or required under penalty of law to be paid by Seller: (a) resulting from any compliance obligations, including without limitation the obligation to give notice or pay money under the WARN Act with respect to the termination of any Hired Employee as of the Closing Date, or (b) resulting from any claims from the Hired Employees, including without limitation claims for cash payments or the continuation of health care or other benefits.
     6.5 Health Care Continuation Coverage. Buyer acknowledges that, as a result of the transactions contemplated by this Agreement, the Hired Employees will not be deemed to have a termination of employment for purposes of Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). Nevertheless, any COBRA notices or coverages required to be given or made available to any Hired Employees as a result of the transactions contemplated by this Agreement shall be given or made exclusively by Buyer. Buyer shall indemnify and hold the Seller harmless from and against all losses incurred, paid or required under penalty of law to be paid by the Seller: (a) resulting from any COBRA compliance obligation as a result of the transactions contemplated by this Agreement that arise with respect to the Hired Employees, or (b) resulting from any claims made by Hired Employees, including without limitation claims for health care or other benefit coverage, as a result of the transactions contemplated by this Agreement. Buyer shall be responsible for compliance with all requirements under Section 4980B of the Code and Section 601 et seq. of ERISA with respect to any (i) Hired Employee or (ii) family member of such Hired Employee, in each case who becomes a qualified beneficiary within the meaning of Section 4980B(g)(1) of the Code as a result of the transactions contemplated by this Agreement or as a result of any “qualifying event” within the meaning of Section 4980B(f)(3) of the Code which occurs on or after the Closing Date. Sellers shall be responsible for any COBRA compliance obligations under Section 4980B of the Code and Section 601 et seq. of ERISA with respect to individuals who are not Hired Employees or family members of Hired Employees, and with respect to qualifying events that occurred before the Closing Date.
     6.6 Employment Taxes. Buyer acknowledges and agrees that, for FICA and FUTA tax purposes, Buyer qualifies as a successor employer with respect to the Hired Employees. In connection with the foregoing, the parties agree to follow the “Alternative Procedures” set forth in Section 5 of Revenue Procedure 96-60, 1996-2-C.B.399. In connection with the application of the “Alternative Procedures,” (a) the Seller, on the one hand, and Buyer, on the other, shall report on a predecessor- successor basis as set forth in such Revenue Procedure, (b) the Seller shall be relieved from furnishing Forms W-2 to the Hired Employees, and (c) Buyer shall assume the obligations of the Seller to furnish such Forms W-2 to such Hired Employees for the full calendar year in which the Closing Date occurs.
     6.7 Hart-Scott-Rodino Act Notification. Buyer shall file with the Antitrust Authorities the Notification and Report Form required by the HSR Act, and otherwise shall comply with the requirements of the HSR Act applicable to it. Buyer shall furnish to the Seller such information as the Seller shall reasonably request in connection with its Notification and Report Form. Seller and Buyer shall share the applicable filing fee under the HSR Act equally.
     6.8 Cooperation. Buyer shall provide the Seller with all information or assistance reasonably requested by the Seller to bring about the consummation of the transactions contemplated by this Agreement. Buyer shall cooperate with the Seller and shall use commercially reasonable efforts to assist the Seller in obtaining all consents or approvals required for consummation the transactions contemplated by this Agreement.
     6.9 Books and Records.
          (a) Buyer agrees that it shall preserve and keep all books and records in respect of the Business in Buyer’s possession for a period of at least six years from the Closing Date. After such six-year period, before Buyer shall dispose of any of such books and records, at least 90 calendar days’ prior written notice to such effect shall be given by Buyer to Seller, and Seller shall be given an opportunity during such 90-day period, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. During such six-year period, duly authorized representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.
          (b) If, in order to properly prepare documents required to be filed with governmental authorities or its financial statements or required under any applicable law, it is necessary that either party hereto (or any of their respective affiliates) or any successors be furnished with additional information relating to the Subsidiaries and such information is in the possession of the other party hereto or any of its affiliates, such party agrees to use its best efforts to furnish such information to such other party as soon as reasonably practicable, at the cost and expense of the party being furnished such information.
ARTICLE 7
TAX MATTERS
     7.1 Payment of Taxes.
          (a) Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of, or which include, the Subsidiaries for all tax periods ending on or prior to the Closing Date (a “Pre-Closing Period”); provided, that such Tax Returns shall be prepared consistent with Seller’s prior year tax accounting methods, and, with respect to such Tax Returns, the Seller shall be liable for and pay when due all Taxes due with respect to the Subsidiaries, or as to which the Subsidiaries are otherwise liable, for the Pre-Closing Period. Buyer and its representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Seller relating to such Tax Returns not less than thirty (30) days prior to the required filing date of such Tax Returns, and the Parties shall cooperate fully with each other in a timely manner to resolve any disagreements with respect to the preparation of such Tax Returns. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of, or which include, the Subsidiaries for all taxable periods ending after the Closing Date, and shall pay all Taxes with respect thereto (except as otherwise provided in the second sentence of paragraph (b) below), for all taxable periods ending after the Closing Date.
          (b) For purposes of this Agreement, if, for any federal, state, local or foreign Tax purpose, a taxable period of any of the Subsidiaries, does not terminate on the Closing Date, the Parties shall, to the extent permitted by applicable law, elect with the relevant governmental authority to treat such taxable period for all purposes as a short taxable period ending as of the close of business on the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made, then, for purposes of this Agreement, the taxable income of the Subsidiaries for the entire taxable period shall be allocated between the period prior to the Closing and the remainder of the taxable period using an interim-closing-of-the-books method, assuming that such pre-closing taxable period ended at the close of business on the Closing Date and treating such pre-closing taxable period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances and deductions calculated on an annual basis shall be apportioned on a per diem basis.
          (c) From and after the Closing Date, each of Buyer and Seller shall cooperate fully with each other in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax regarding the Subsidiaries, and each will retain and provide the other with any records or information that may be reasonably relevant to such Tax Return,

Tax audit, proceeding or determination. The Party requesting assistance hereunder shall reimburse the other for reasonable direct expenses incurred in providing such assistance. No Party shall settle a Tax audit assessment or determination related to a period ending on or before the Closing Date without the prior written consent of the other Party which shall not be unreasonably withheld or delayed.
     7.2 Cooperation and Records Retention. From time to time, the Seller and Buyer shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Return. The Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Returns for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Returns.
ARTICLE 8
BUYER’S CONDITIONS TO CLOSING
     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer’s reasonable satisfaction of each of the following conditions:
     8.1 Continued Truth of Warranties. The representations and warranties of the Seller herein contained shall be true and correct in all material respects as of the Closing Date.
     8.2 Performance of Covenants. The Seller shall have performed in all material respects all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     8.3 No Event Causing a Material Adverse Effect. There shall have been no event, occurrence or circumstance from the date of this Agreement through the Closing Date that could reasonably be expected to have a Material Adverse Effect.
     8.4 Permits and Consents. The Seller shall have secured the orders, consents, approvals and clearances set forth in Schedules 3.1(f), 3.1(g), 3.4(b), 3.5 and 8.4.
     8.5 No Litigation. There shall not be any litigation or proceeding pending or threatened (including, without limitation, any litigation or proceeding arising under the antitrust, competition, trade or securities laws) to restrain or invalidate the transactions contemplated by this Agreement.
     8.6 HSR Act. The waiting period imposed by the HSR Act (including extensions thereof, if any) shall have expired or been terminated without any enforcement action being threatened by either of the Antitrust Authorities.
     8.7 Authorization. All corporate action necessary to authorize the execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the Seller and the Seller shall have furnished Buyer with copies of all applicable resolutions adopted by the Board of Directors of the Seller certified by the Secretary or Assistant Secretary of the Seller.

     8.8 Release of Guarantees. The Subsidiaries shall have been released from all Debt Instruments including, without limitation, all guarantee obligations of indebtedness of the Seller and its affiliates in connection with (i) that certain Amended and Restated Credit Agreement dated as of February 3, 2006 by and among Federal Signal Corporation, the Guarantors Party thereto, the Banks Party thereto, Harris N.A., as Agent and Lead Arranger, and National City Bank of the Midwest, as Documentation Agent, (ii) those certain Senior Notes issued pursuant to that certain Note Purchase Agreement dated as of June 1, 1999 ($300,000,000 Senior Notes Issuable in Series; $50,000,000 Principal Amount due June 11, 2011), and (iii) those certain Senor Notes issued pursuant to that certain Master Note Purchase Agreement dated as of June 1, 2003 ($300,000,000 Senior Notes Issuable in Series; Initial Issuance of $50,000,000 Series 2003-A) and the Seller shall have furnished Buyer with evidence of such release.
     8.9 Closing Documents. The Seller shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in this Agreement, in each case in form and substance reasonably satisfactory to Buyer.
     8.10 Key Employee Agreements. The Hired Employees listed on Schedule 10.1(b) annexed hereto shall have executed employment agreements with Buyer in a form satisfactory to Buyer.
ARTICLE 9
THE SELLER’S CONDITIONS TO CLOSING
     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to its reasonable satisfaction of the following conditions:
     9.1 Continued Truth of Warranties. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date.
     9.2 Performance of Covenants. Buyer shall have performed in all material respects all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     9.3 Permits and Consents. Buyer shall have secured the orders, consents, approvals and clearances set forth in Schedule 9.3.
     9.4 No Litigation. There shall not be any litigation or proceeding pending or threatened (including, without limitation, any litigation or proceeding arising under the antitrust, competition, trade or securities laws) to restrain or invalidate the transactions contemplated by this Agreement.
     9.5 HSR Act. The waiting period imposed by the HSR Act (including extensions thereof, if any) shall have expired or been terminated without any enforcement action being threatened by either of the Antitrust Authorities.
     9.6 Closing Documents. Buyer shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in this Agreement, in each case in form and substance satisfactory to the Seller.

ARTICLE 10
DOCUMENTS TO BE DELIVERED AT CLOSING
     10.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall:
          (a) Deliver to Buyer a certificate of incumbency and copies of the resolutions adopted by the Board of Directors of the Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of the Seller;
          (b) Deliver to Buyer a certificate of the Seller, dated as of the Closing Date, to the effect that the representations and warranties of the Seller as contained in Article 3 of this Agreement are true and correct as of such Closing Date, and that the covenants of the Seller as contained in Articles 5 and 7 of this Agreement required to be performed or complied with on or prior to the Closing Date have been so performed or complied with, including, but not limited to:
               (i) all of the Subsidiaries Debt Instruments shall have been terminated or cancelled, the outstanding indebtedness (other than trade debt) of the Subsidiaries shall have been repaid in full and the liens on the assets of the Subsidiaries shall have been released or terminated, in each case in a form and substance reasonably satisfactory to Buyer; and
               (ii) each related party transaction or arrangement shall have been terminated or amended to Buyer’s reasonable satisfaction.
          (c) Deliver to Buyer certificates of good standing or their equivalent, dated not more than thirty (30) days prior to the Closing Date, attesting to the good standing of the Seller and each Subsidiary as a corporation under the laws of the state of its incorporation and each other jurisdiction listed on Schedule 3.1(b);
          (d) Deliver to Buyer copies of all consents or approvals set forth on Schedule 8.4;
          (e) Deliver to Buyer (i) the current Articles of Incorporation of each Subsidiary, certified by the Secretary of State of the Subsidiary’s state of incorporation, and (ii) the current By-laws (or equivalent) of each Subsidiary, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Subsidiary;
          (f) Deliver to Buyer the original corporate minute books, stock transfer books and corporate seal of each Subsidiary;
          (g) Deliver to Buyer certificate(s) representing the Shares of Manchester Tool, Clapp Dico and OTM with, in the case of Manchester Tool only, duly executed and valid stock powers attached in form for transfer to Buyer and otherwise acceptable in form and substance to Buyer;
          (h) Execute and deliver to Buyer any and all instruments of sale, assignment and transfer and other documents reasonably requested by Buyer in order to facilitate the transactions contemplated hereby, such instruments to include, but not be limited to stock powers for the Shares;
          (i) Deliver to Buyer copies of the releases from all Debt Instruments;

          (j) Deliver to Buyer a Non-Competition/Non-Solicitation Agreement substantially in the form of Exhibit A attached hereto; and
          (k) Deliver to Buyer an Administrative Services Agreement substantially in the form of Exhibit B attached hereto.
     10.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall:
          (a) Deliver to the Seller a certificate of incumbency and a copy of the resolutions adopted by the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer;
          (b) Deliver to the Seller a certificate of Buyer, dated as of the Closing Date, to the effect that the representations and warranties of Buyer as contained in Article 3 of this Agreement are true and correct as of such Closing Date, and that the covenants of Buyer as contained in Articles 6 and 7 of this Agreement required to be performed or complied with on or prior to the Closing Date have been so performed or complied with;
          (c) Deliver to the Seller a certificate of good standing or its equivalent dated not more than thirty (30) days prior to the Closing Date, attesting to the good standing of Buyer as a corporation under the laws of the Commonwealth of Pennsylvania.
          (d) Deliver to the Seller copies of all consents or approvals set forth on Schedule 9.3;
          (e) Deliver to the Seller the Purchase Price as set forth in Sections 1.2 and 1.3 of this Agreement; and
          (f) Execute and deliver to the Seller any and all instruments of sale, assignment and transfer and other documents reasonably requested by the Seller in order to effect the assumption of the Assumed Liabilities by Buyer or otherwise to facilitate the transactions contemplated hereby, such instruments to include, but not be limited to assumption agreements with respect to the liabilities of the Seller falling within the definition of Assumed Liabilities in Section 2.1 of this Agreement.
ARTICLE 11
TERMINATION
     11.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing, by the mutual consent of Seller, on the one hand, and Buyer, on the other, by appropriate action of their respective Boards of Directors.
     11.2 Termination by Either Buyer or Seller. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by action of the Board of Directors of either Buyer or Seller if (a) the transactions contemplated in this Agreement shall not have been consummated by March 31, 2007, or (b) any court of competent jurisdiction or other governmental entity having jurisdiction over Seller, Buyer, or the Business has issued a final order, decree or ruling or taken any other final action restraining, enjoining, or otherwise prohibiting or materially restricting the consummation of the transactions contemplated in this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.
     11.3 Termination by Buyer. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by action of the Buyer, if Seller shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or agreements contained in this Agreement which breach or failure (i) individually or in the aggregate, (A) could be reasonably be expected to have a Material Adverse Effect, or (B) could prevent or materially delay the consummation of the transactions contemplated in this Agreement, or (C) could materially impair the ability of Buyer following consummation of the transactions contemplated in this Agreement to conduct the Business in any jurisdiction where the Business is now being conducted and (ii) shall not have been cured within fifteen (15) business days after the receipt of written notice to Seller from Buyer of such breach or failure.
     11.4 Termination by Seller. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Seller, if Buyer shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or agreements contained in this Agreement which breach or failure shall not have been cured within fifteen (15) business days after the receipt of written notice by Seller to Buyer of such breach or failure.
     11.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to any of the provisions of this Article 11, neither Seller nor Buyer (nor any of their respective directors and officers) shall have any liability or further obligation to the other party to this Agreement, except that nothing herein will relieve any party from liability for breach of any representation or warranty or any failure to perform any covenant and agreement. The terminating party’s rights to pursue all legal remedies due to such breach or failure to perform shall survive the termination of this Agreement unimpaired.
ARTICLE 12
SURVIVAL; INDEMNIFICATION
     12.1 Survival.
          (a) All representations and warranties in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing Date for a period of two (2) years thereafter, except that the representations and warranties set forth in (i) Sections 3.1 (a) (corporate existence, status and capitalization), 3.1 (d) (subsidiaries), 3.1(e) (authority), 3.7 (employee plans), 3.13 (related party transactions) and 3.12 (broker fees) shall indefinitely survive the Closing Date; (ii) Section 3.10(c) (environmental) shall survive the Closing Date for a period of five (5) years thereafter and (iii) Section 3.3 (taxes) shall survive the Closing Date until the expiration of the applicable statute of limitations.
          (b) Seller shall not be liable for any Buyer’s Loss (as defined below), as applicable, resulting from any inaccuracy in any representation or warranty of such Party contained in this Agreement or in any certificate delivered pursuant hereto unless written notice of entitlement to make a claim (whether or not any monetary losses have actually been suffered) with respect to such losses is given by Buyer on or prior to the expiration of the survival of the particular representation or warranty at issue, as set forth in Section 12.1 (a) above.

     12.2 Indemnification by the Seller.
          (a) The Seller will indemnify, hold harmless, defend and bear all reasonable costs of defending Buyer and following the Closing, the Subsidiaries, together with their respective successors and assigns (the “Buyer Indemnities”), from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceedings, demand, assessment or judgment to or against Buyer or the Subsidiaries, including any punitive, exemplary or consequential damages but only to the extent such punitive, exemplary or consequential damages are contained as part of an award to a third party (collectively, “Buyer’s Loss”), as a result of, arising out of or in connection with:
               (i) any breach or violation by Seller of any of the representations or warranties contained in this Agreement or in any certificate required to be furnished pursuant to this Agreement; provided, however, that the ability of the Buyer Indemnities to recover hereunder in respect of such a breach or violation of such representations and warranties shall not be deemed qualified by any standard of materiality;
               (ii) any breach, violation, or nonperformance by Seller of any of its covenants or agreements contained in this Agreement;
               (iii) fees and expenses of any accountant, agent, attorney, broker, investment banker or other advisor engaged by Seller in connection with the execution of this Agreement or consummation of the transactions contemplated hereby;
               (iv) any liability or obligation of any nature whatsoever arising out of or resulting from the Environmental Condition described in the Phase II environmental assessment for the Manchester Tool location; and
               (v) all Taxes for which the Seller is liable under Section 7.1 for all Pre-Closing Periods.
          (b) Notwithstanding the above Section 12.2(a), the Seller shall not have any obligation to indemnify the Buyer Indemnities with respect to clause (i) of Section 12.2(a) above: (A) for any individual items where the Buyer’s Loss is less than $10,000.00, which items shall not be subject to aggregation (except that items that present substantially the same legal and factual issues as other pending items shall be subject to aggregation); (B) until Buyer Indemnities have suffered Buyer’s Loss by reason of all such breaches in excess of $300,000.00 (“Seller’s Floor”) (upon such Buyer’s Loss exceeding the Seller’s Floor, Seller shall indemnify the Buyer for the full amount of all such Buyer’s Loss); and (C) to the extent the Buyer’s Loss by reason of all such breaches exceeds an amount equal to ten percent (10%) of the Purchase Price set forth in Section 1.2 as adjusted by Section 1.4 (“Seller’s Cap”) (after which point the Seller will have no obligation to indemnify Buyer Indemnities from and against further Buyer’s Loss). Provided, however, that any claim or portion thereof by Buyer Indemnities based upon (1) any representation or warranty (or portion thereof) relating to Section 3.3 (taxes) and Section 12.2 (a)(v) and Sections 3.10(c) (environmental) and 12.2(a)(iv), (2) any cases of fraud or deceit committed by Seller and (3) the representations and warranties in Sections 3.1(a), 3.1(d), 3.1(e), 3.7, 3.12 and 3.13, shall not be subject to any of the limitations contained in the preceding sentence of this subsection (b).
     12.3 Indemnification by Buyer.

          (a) Buyer will indemnify, hold harmless, defend and bear all costs of defending the Seller, together with its respective successors and assigns, from, against and with respect to any and all damage or loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against the Seller, including any punitive, exemplary or consequential damages but only to the extent such punitive, exemplary or consequential damages are contained as part of an award to a third party (collectively, the “Seller’s Loss”), arising out of or in connection with:
               (i) any liability or obligation of any nature whatsoever (whether accrued, absolute, continent, unasserted or otherwise) arising out of or resulting from the assets, business, activities and operations of the Subsidiaries after the Closing, except to the extent the Seller is required to provide indemnification for such liabilities and obligations pursuant to Section 12.2 or other than those arising out of or in connection with any breach, violation or nonperformance covered by Section 12.2;
               (ii) any breach or violation by Buyer of any of its representations or warranties contained in this Agreement or in any certificate required to be furnished pursuant to this Agreement; and
               (iii) any nonperformance by Buyer of any of its respective covenants or agreements contained in this Agreement.
          (b) Notwithstanding the above Section 12.3(a), Buyer shall not have any obligation to indemnify the Seller with respect to clause (ii) above: (A) for any individual items where the Seller’s Loss is less than $10,000.00, which items shall not be subject to aggregation (except that items that present substantially the same legal and factual issues as other pending items shall be subject to aggregation); (B) until the Seller has suffered Seller’s Loss by reason of all such breaches in excess of $300,000.00 (“Buyer’s Floor”) (upon such Seller’s Loss exceeding the Buyer’s Floor, Buyer shall indemnify the Seller for the full amount of such Seller’s Loss); (C) to the extent the Seller’s Loss by reason of all such breaches exceeds an amount equal to ten percent (10%) of the Purchase Price set forth in Section 1.2 as adjusted by Section 1.4 (“Buyer’s Cap”) (after which point Buyer will have no obligation to indemnify the Seller from, against and with respect to further Seller’s Loss). Provided, however, that any claim or portion thereof based upon any cases of fraud or deceit committed by Seller shall not be subject to any of the limitations contained in the preceding sentence of this subsection (b).
     12.4 Notice of Claims.
          (a) Third Party Claims.
               (i) If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Article 12, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
               (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement releases the Indemnified Party completely in connection with such

Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
               (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. Notwithstanding the above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).
               (iv) The Party defending a Third Party Claim shall conduct the defense actively and diligently, and all Parties shall cooperate in the defense of such claim. Such cooperation shall include the provision and access to the defending Party of documents, information, books and records reasonably requested by the defending Party and material to such claim, and making available employees as may be reasonably requested by the Party defending such claim and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
          (b) Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness and detailing the basis for such claim or claims to the Indemnifying Party. As long as the notice is provided within the relevant survival period, if any, set forth in Section 12.l(a) above, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnifying Party shall notify the Indemnified Party within ten (10) business days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party, provided that the failure by any Indemnifying Party so to timely notify the Indemnified Party shall not affect any defense the Indemnifying Party may have to such Indemnified Party, except to the extent that the Indemnified Party shall have been actually and materially prejudiced as a result of such failure.
     12.5 Exclusive Remedy. The Buyer, the Seller and, following the Closing, the Subsidiaries, acknowledge and agree that the foregoing indemnification provisions in this Article 12 shall be the exclusive remedy of the Buyer, Seller and Subsidiaries with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer, Seller and the Subsidiaries hereby waive any statutory, equitable or common law rights or remedies, other than under the foregoing indemnification provisions of this Article 12, relating to any environmental matters arising under any Environmental Law.

ARTICLE 13
MISCELLANEOUS
     13.1 Notices, Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 12 hereof) to any party hereto shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one business day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if an answer back is received by the sender, in each case addressed as follows:
     In the case of Buyer, care of:
Kennametal Inc.
1600 Technology Way
Latrobe, PA 15650
Attn: Vice President and General Counsel
Fax No.: (724)539-3839
     With a copy to:
Lewis U. Davis, Jr., Esq.
Buchanan Ingersoll & Rooney PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Fax No.: (412)562-1041
     In the case of the Seller:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, IL 60523
Attention: John A. Gruber
Fax No.: (630)954-2041
     With a copy to:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
Attention: Jennifer Sherman, General Counsel
Fax No.: (630)954-2138
     and

Thompson Coburn LLP
One US Bank Plaza
Suite 3400
St. Louis, Missouri 63101
Attention: Robert M. LaRose
Fax No.: (314)552-7078
or such substituted address or attention as any party shall have given notice to the others in writing in the manner set forth in this Section 13.1.
     13.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.
     13.3 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which shall constitute one instrument, and shall become effective when such separate counterparts have been exchanged between the parties hereto.
     13.4 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. Neither party may assign their interest under this Agreement without the prior written consent of the other party.
     13.5 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.
     13.6 Waivers. The parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.
     13.7 Publicity. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Buyer and Seller shall mutually agree and determine.
     13.8 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.
     13.9 List of Schedules and Exhibits. As mentioned in this Agreement, there are attached hereto or delivered herewith, the following Schedules and Exhibits:

SCHEDULES

Schedule No.	Schedule Caption

1.4(a)	Exceptions to GAAP
2.1	Assumed Liabilities
3.1(a)(ii)	Capital Stock/Outstanding Shares
3.1(b)	Foreign Qualifications
3.1(d)	Ownership Interests
3.1(e)(i)	Consents and Approvals
3.1(f)	Seller’s Conflicts
3-l(g)	Governmental Consents
3.2(a)	Financial Statements
3.2(b)	Ordinary Course Exceptions
3.2(c)	Undisclosed Liabilities
3.3	Tax Matters
3.4(a)	Real and Personal Property
3.4(b)	Leases
3.4(c)	Condition of Assets
3.5	Intellectual Property Licenses
3.6(a)	Indebtedness
3.6(b)	Other Contracts
3.6(c)	Insurance
3.6(d)	Status
3.7	Employee Plans
3.7(e)	Employee Plan Compliance
3.8	Labor Relations
3.9	Litigation
3.10(a)	Compliance with Laws
3.10(b)	Permits
3.10(c)	Environmental Matters
3.11	Bank Accounts
3.12	Brokers and Commissions
3.13	Related Party Transactions
3.17	Customers
4.1(c)	Buyer’s Conflicts
4.1(d)	Governmental Consents
4.2	Brokers and Commissions
5.6	Retained Related Party Transactions
8.4	Seller Closing Consents
9.3	Buyer Closing Consents
10.1(b)	Key Employee Agreements
EXHIBITS

Exhibit No.	Caption

A	Non-Competition/Non-Solicitation Agreement

B	Administrative Services Agreement

Each of the foregoing Schedules and Exhibits is incorporated herein by this reference and expressly made a part hereof.
     13.10 Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto are superseded by this Agreement (except with respect to the Confidentiality Agreement described in Section 13.15 of this Agreement), and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in an Exhibit or Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois, determined without reference to conflicts of law principles. Each party hereto agrees to personal jurisdiction in any action brought in any court, Federal or State, within the State of Illinois having subject matter jurisdiction over the matters arising under to this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of Illinois. Each party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.
     13.11 No Third-Party Rights. This Agreement is not intended and shall not be construed to create any rights in any persons other than Buyer and the Seller, and no person shall assert any rights as third-party beneficiary hereunder.
     13.12 Sales and Transfer Taxes. Each Party shall be responsible for and pay all applicable sales, transfer, documentary, use, filing and other taxes and fees that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Shares or the Business, as levied on Buyer and Seller.
     13.13 Expenses. Except as expressly provided otherwise herein, the Seller, on the one hand, and Buyer, on the other, shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.
     13.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     13.15 Confidentiality. The terms of the Confidentiality Agreement dated September 18, 2006 between Seller and Buyer are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the parties under this Section 13.15 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.
     13.16 Survivability of Provisions After Termination. If this Agreement is terminated pursuant to Article 11 hereof, it shall become null and void and have no further force and effect, except as provided in Sections 11.5, 13.10, 13.13, 13.15 and this 13.16 which shall survive termination and except that nothing herein shall relieve any party hereto for a breach by such party of the terms of this Agreement. Upon any termination of this Agreement, each party hereto will return all documents work papers and all other material of the other party relating to the transactions contemplated hereby and all covers at such materials, where so obtained before or after the execution hereof, to the party furnishing the same.
[the remainder of the page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

BUYER: KENNAMETAL INC.
By:
	Name:	JAMES E. MORRISON
	Title:	VICE PRESIDENT

SELLER: FEDERAL SIGNAL CORPORATION
By:
	Name:	John A. Gruber
	Title:	Vice President — Corporate Development

Exhibit A
Form of
NON-COMPETITION/NON-SOLICITATION AGREEMENT
          This Non-Competition/Non-Solicitation Agreement (this “Agreement”) is made and entered into this ____ day of January, 2007, by and between Kennametal Inc., a Pennsylvania corporation having its principal place of business at 1600 Technology Way, Latrobe, Pennsylvania 15650 (“Kennametal”), and Federal Signal Corporation, a Delaware corporation having its principal place of business at 1415 West 22nd Street, Oak Brook, IL 60523 (“FSC”).
          WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated December 29, 2006, by and between Kennametal and FSC, Kennametal is, as of the date hereof, acquiring all of the issued and outstanding capital stock of Manchester Tool Company, a Delaware corporation (“Manchester Tool”);
          WHEREAS, Manchester Tool is the owner of all of the issued and outstanding shares of capital stock of both Clapp Dico Corporation, an Ohio corporation (“Clapp Dico”) and On Time Machining Company, an Ohio corporation (“OTM”) (Manchester Tool, Clapp Dico and OTM collectively, the “Subsidiaries”);
          WHEREAS, the Subsidiaries are engaged in the business of manufacturing and reselling high precision and consumable tools for metalcutting industries, excluding all tooling for metal stamping, pressing, rolling, heading, drawing, die casting and other metalforming processes (the “Business”); and
          WHEREAS, as a material inducement and condition to Kennametal’s obligations under the Stock Purchase Agreement, FSC agreed to enter into this Agreement with Kennametal.
          NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
     1. Definitions. For purposes of this Agreement:
     “Closing” means the closing pursuant to the Stock Purchase Agreement.
     “Covered Period” means the three (3) year period immediately following the Closing.
     “FSC” means, except where the context otherwise requires, FSC and each of its Subsidiaries and Affiliates.
     “Parties” means Kennametal and FSC and “Party” shall mean Kennametal on the one hand and FSC on the other hand, as the context requires.
     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.
     2. Agreement Not to Solicit. As an inducement for Kennametal to enter into the Stock Purchase Agreement and as additional consideration for the consideration inuring to FSC under the Stock Purchase Agreement, FSC agrees throughout the Covered Period, not to, directly or indirectly, (i) solicit, induce or attempt to induce any employee of the Subsidiaries to leave the employ of said Subsidiaries or Kennametal, as the case may be; (ii) in any way interfere with the relationship between the Subsidiaries or Kennametal, as the case may be and any employee of Subsidiaries or Kennametal, as the case may be; or (iii) employ or otherwise engage as an employee, consultant, independent contractor or otherwise any such employee. Notwithstanding the foregoing, FSC shall not be prohibited from (A) hiring former employees of the Subsidiaries who have left the employ of the Subsidiaries without inducement by FSC; (B) employing any employee who contacts FSC on his or her own initiative and without any direct or indirect solicitation by FSC; or (C) conducting generalized solicitations for employees (which solicitations are not specifically targeted at Kennametal or the Subsidiary’s employees) through the use of media advertisements, professional search firms or otherwise .
     3. Agreement Not to Compete, As a further inducement for Kennametal to enter into the Stock Purchase Agreement, throughout the Covered Period, FSC agrees that it will not: i) directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or guarantee any obligation of, any Person engaged in or, to FSC’s actual knowledge, planning to become engaged in, the Business anywhere in the world; provided, however, that FSC may purchase or otherwise acquire up to (but not more than) two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and (ii) directly or indirectly, solicit the business of any Person known to FSC to be a customer of the Subsidiaries, whether or not FSC had contact with such Person, with respect to products or activities which compete in whole or in part with the Business.
     FSC acknowledges and agrees that the covenant in (a) above is reasonable with respect to its duration, geographical area and scope.
     4. Limitation on Applicability. This Agreement will in no way prevent or place constraints upon a possible future sale of FSC’s Die and Mold Tool business, including but not limited to a sale to any company or person in competition with the Business.
     5. Extension. In the event of a breach by FSC of either covenant (non- solicitation/non-compete) set forth in Section 2 and 3, above, the term of such covenant will be extended by the period of the duration of such breach.
     6. Equitable Relief. FSC stipulates and agrees that the rights of Kennametal under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Kennametal if FSC fails to or refuses to perform its obligations under this Agreement and, notwithstanding any election by Kennametal to claim damages from FSC as a result of any such failure or refusal. Kennametal may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. In the event Kennametal obtains any such injunction, order, decree or other relief, in law or in equity, FSC shall be responsible for all costs associated with obtaining the relief, including reasonable attorney’s fees and expenses and costs of suit.

     7. Severability. The covenants, provisions and paragraphs of this Agreement are severable. If any provisions of this Agreement as applied to either Party or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Parties intend this Agreement to be enforced as written. If any provision or any part thereof is held to be invalid or unenforceable because of the duration thereof, the Parties agree that the court making such determination shall have the power to reduce the duration and/or to delete specific words or phrases, and in its modified form such provision shall then be enforceable. The Parties expressly agree that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.
     8. Consent to Jurisdiction and Venue. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against either of the Parties hereto in any court, Federal or State, within the State of Illinois, having subject matter jurisdiction over the matters arising under this Agreement, and each of the Parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding. Each of the Parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the venue of any such action or proceeding brought in such court and any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Process in any action or proceeding referred to in this Section 7 may be served on either Party anywhere in the world.
     9. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered by any of the following methods: (i) personally; (ii) by registered or certified mail (postage prepaid); (iii) by legible facsimile transmission; or (iv) by overnight courier (fare prepaid), in all cases addressed as follows:
If to Kennametal, to:
Kennametal Inc.
1600 Technology Way
Latrobe, PA 15650
Attention: Vice President, General Counsel
Facsimile: 724/539-3839
With a copy to:
Lewis U. Davis, Jr., Esq.
Buchanan Ingersoll & Rooney, PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Facsimile: 412/562-1041

If to FSC,to:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, IL 60523
Attention: Jennifer Sherman, General Counsel
Facsimile: 630/954-2138
With a copy to:
Thompson Coburn LLP
One US Bank Plaza
Suite 3400
St. Louis, MO 63101
Attention: Robert M. LaRose
Facsimile: 314/552-7078
or to such address as such party may indicate by a notice delivered to the other parties hereto in the manner provided above. Notice shall be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail), or the next business day (when sent by facsimile transmission or when delivered by overnight courier).
     10. Descriptive Headings. The descriptive headings of the Sections hereof are for convenience of reference only and shall in no way affect or be used to construe or interpret this Agreement.
     11. Entire Agreement. This Agreement is an integrated document, contains the entire agreement between the parties regarding the subject matter hereof, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter. No change, modification, extension, termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representation, promise or condition relating to this Agreement, shall be binding upon the parties hereto unless made in writing and signed by the Parties.
     12. Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of any default or breach by either Party to this Agreement are cumulative and shall not affect in any manner any other remedies that the other Party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, by law or by equity.
     13. Waiver. No waiver of any right or remedy allowed hereunder shall be implied by the failure to enforce any such right or remedy. No express waiver shall affect any such right or remedy other than that to which the waiver is applicable and only for that occurrence.

     14. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and its successors and permitted assigns.
     15. Assignment. Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party.
     16. Governing Law. This Agreement and the rights and the obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to any jurisdiction’s conflicts of law provisions.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which when taken together shall comprise one instrument. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.
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[NON-COMPETITION/NON-SOLICITATION AGREEMENT SIGNATURE PAGE]
          IN WITNESS WHEREOF, the parties have caused this Non-Competition/Non-Solicitation Agreement to be executed on the day and year first above written.

KENNAMETAL INC.
By:
Name:
Title:

FEDERAL SIGNAL CORPORATION
By:
Name:
Title:

Exhibit B
Form Of
ADMINISTRATIVE SERVICES AGREEMENT
     THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of January, 2007 (the “Effective Date”), by and between Federal Signal Corporation, a Delaware corporation (“FSC”), and Manchester Tool Company, a Delaware corporation (“Manchester Tool”), on its own behalf and on behalf of its wholly-owned subsidiaries, Clapp Dico Corporation, an Ohio corporation (“Clapp Dico”) and On Time Machining Company, an Ohio corporation (“OTM”) (Manchester Tool, Clapp Dico and OTM collectively, the “Cutting Tool Business”).
RECITALS
     WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated December 29, 2006, by and between FSC and Kennametal Inc., a Pennsylvania corporation (“Buyer”), Buyer is, as of the date hereof, acquiring all of the issued and outstanding capital stock of Manchester Tool; and
     WHEREAS, the Cutting Tool Business will require the continuation of certain administrative services currently provided by FSC directly and/or through FSC’s vendors and service providers until Buyer can provide similar services to the Cutting Tool Business or establish stand-alone services for the Cutting Tool Business; and
     WHEREAS, it is a condition to Buyer’s obligations under the Stock Purchase Agreement that FSC enter into this Agreement for the provision of administrative services to the Cutting Tool Business during such transition period; and
     WHEREAS, FSC is willing to provide such services to the Cutting Tool Business on the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
SERVICES
     1.1 Services. During the Term of this Agreement, FSC agrees to provide to the Cutting Tool Business the services (the “Services”), and any applicable upgrades, new versions, modifications and enhancements thereto implemented by FSC and/or made available by third parties and used by FSC set forth on Exhibit A (the “Exhibit”) for the compensation set forth in the Exhibit, provided that nothing in this sentence shall be deemed to obligate FSC to implement any upgrades, new versions, modifications or enhancements to the Services. The Exhibit shall be subject to the terms contained in such Exhibit. In the event that the Exhibit is terminated, this

Agreement shall remain in effect unless otherwise terminated as provided below. In the event of any conflict between the terms of this Agreement and the Exhibit attached hereto, the terms of this Agreement shall govern. For purposes of this Agreement, the Services provided by FSC shall include services provided by any of FSC’s subsidiaries or affiliates directly and/or through their respective vendors and service providers.
     1.2 Performance of Services.
     (a) FSC shall perform the Services with the same degree of care, skill and prudence customarily exercised for its own operations. In the event that FSC changes the degree of care, skill and prudence customarily exercised for its own operations, FSC, following 90 days prior written notice to the Cutting Tool Business of such proposed change, may modify the Services performed hereunder to comply with its revised internal performance standards for such Services and in such event the compensation payable to FSC shall be modified accordingly, but in any event shall not be increased by more than the amount of any incremental increase in costs of performing the Services incurred by FSC directly related to such modification.
     (b) Each party acknowledges that the Services will be provided only with respect to the Cutting Tool Business as such business existed immediately prior to the Effective Date of this Agreement (with such changes as may occur in the ordinary course of business of the Cutting Tool Business) or as otherwise mutually agreed in writing by the parties. The Cutting Tool Business agrees to use the Services in accordance with all applicable federal, state and local laws, regulations and tariffs and in accordance with all reasonable conditions, rules, regulations and specifications which are or may be set forth in any manuals, materials, documents or instructions of FSC. FSC agrees to make available to the Cutting Tool Business manuals, materials, documents, instructions, vendor source codes, if made available to FSC by the vendor, and application source codes in and to the applications/systems/software set forth in Exhibit A for each such applications/systems/software. FSC reserves the right to take any and all actions necessary to assure that the Services are provided in accordance with any applicable laws or regulations. Notwithstanding anything else contained in this Agreement, FSC shall consult with the Cutting Tool Business in advance of modifying the Services, will provide the Cutting Tool Business with information concerning the nature and extent of the modifications to the Services and the reasonable opportunity to make appropriate arrangements prior to any action to modify the Services pursuant to this Section 1.2.
     (c) The Cutting Tool Business shall provide any input or information needed by FSC to perform the Services pursuant to the provisions of this Agreement in a manner consistent with the practices employed by the parties immediately prior to the Effective Date of this Agreement. Should the failure to provide such input or information render the performance of the Services impossible or unreasonably difficult, FSC may, upon reasonable notice to the Cutting Tool Business, refuse to provide such Services.
     1.3 Compensation.
     (a) In consideration for FSC’s obligations under this Agreement, the Cutting Tool Business agrees to pay FSC the compensation set forth in the Exhibit hereto. The Cutting Tool Business’ obligation to make payments shall survive the expiration or earlier termination of this

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Agreement until all amounts owed to FSC hereunder are paid. In addition, the Cutting Tool Business shall be solely responsible for its allocable share of all third-party out-of-pocket costs and expenses incurred by FSC as a result of providing the Services including, without limitation, travel costs, as well as all ongoing maintenance of its information systems required to provide the Services, to the extent such information systems are being retained solely to continue performance hereunder. FSC shall be responsible for and the Cutting Tool Business shall reasonably cooperate with FSC in obtaining any required third-party consents or approvals necessary for the Cutting Tool Business to utilize the Services and the Cutting Tool Business shall be responsible for the payment of any fees or other charges associated therewith (including, without limitation, additional license fees imposed by any software licensors or vendors).
     (b) Except as otherwise provided in the Exhibit, the Cutting Tool Business shall pay all fixed fees set forth in the Exhibit for Services to be rendered during a month by the fifteenth (15th) day of such month. The Cutting Tool Business shall pay all variable fees for Services rendered during a month by the fifteenth (15th) day of the next month. Payment of all expenses due to FSC hereunder shall be made by the fifteenth (15th) day of the month following the month in which such expenses are incurred. The Cutting Tool Business shall pay all fees or expenses due hereunder either by check, wire transfer, or such other method(s) to which the parties mutually agree in writing. Any amount that is not paid within thirty (30) days of the date due, other than amounts disputed in good faith, shall bear interest at the rate of one and one half percent (1.5%) per month, or at the maximum rate allowable by law, whichever is less. FSC shall be entitled to recover its costs and expenses incurred in collecting any amounts due hereunder, including reasonable attorney’s fees.
ARTICLE II
CONFIDENTIALITY
     2.1 — Confidentiality of Information.
     (a) Each party shall use the Confidential Information (as hereinafter defined) of the other party only in furtherance of the purpose of this Agreement (which purposes are strictly limited to FSC providing Services to the Cutting Tool Business) and shall not transfer or otherwise disclose the Confidential Information to any third party without such party’s prior written consent. Each party shall (i) provide access to the Confidential Information solely to those of its employees who have a need to have access thereto strictly in order to perform the Services, and (ii) take the same security precautions to protect against disclosure or unauthorized use of such information that a party takes with its own confidential information, provided, however, that in no event shall either party apply less than a reasonable standard of care to prevent such disclosure or unauthorized use. Each party agrees to promptly return or destroy the other party’s Confidential Information upon the expiration or earlier termination of this Agreement.
     (b) The term “Confidential Information” shall mean all confidential or other proprietary information disclosed by the Cutting Tool Business or FSC and/or any of their respective subsidiaries or affiliates under this Agreement including, without limitation: (i) all trade secrets, products, operations, marketing and business plans, customer or supplier names

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and addresses, corporate organization and finances, plans, research, know-how, trade secrets, specifications, drawings, sketches, models, samples, data, technology, computer programs, documentation, software, computer systems, source code, object code methodologies, product development, distribution plans, contractual arrangements, profits, sales, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments or other technical and business information, which can be communicated by any means whatsoever, including, without limitation oral, visual, written and electronic transmission, other confidential business information and other confidential information learned in the course of performance by either party of its obligations hereunder; (ii) all information, data, software or computer programs disclosed by either party to the other party under or in contemplation of this Agreement; and (iii) the existence of this Agreement and the terms and conditions set forth herein and in the Exhibit hereto.
     (c) Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) is or becomes publicly available without any action by, or involvement of, the receiving party; (ii) was in the receiving party’s possession and obtained without breaching an obligation of confidentiality prior to its disclosure by the disclosing party, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the Subsidiaries that is not otherwise bound by a confidentiality agreement with Kennametal or (iv) is independently developed by the receiving party without any use of, or reference to, the Confidential Information of the disclosing party. Either party may disclose the Confidential Information of the other party pursuant to a judicial or governmental order or regulation to the extent required by such order or regulation; provided, that, when possible, such party provides the other party with sufficient prior notice to contest such order or to seek appropriate confidential treatment of the Confidential Information. Any party hereto may disclose the Confidential Information described in Section 2.1(b)(iii) to the extent required by applicable securities laws.
     (d) FSC shall provide and the Cutting Tool Business agrees reasonably to cooperate and implement, where necessary, appropriate security controls, access limitations and firewalls to protect the confidentiality of each party’s Confidential Information on FSC’s information technology systems. Neither party shall access or utilize the other party’s data for any sales, marketing, customer analysis, pricing, employee compensation or other purpose, including without limitation, data mining.
ARTICLE III
TERM AND TERMINATION
     Unless earlier terminated or extended as provided below, the term of this Agreement shall commence on the Effective Date and expire on the six (6) month anniversary hereof (the “Term”). The Cutting Tool Business shall have the option to extend the Term of this Agreement and/or the Exhibit for up to an additional three (3) months upon written notice delivered to FSC not less than ninety (90) days prior to the last day of the Term, at the same monthly compensation set forth on the Exhibit, unless FSC incurs additional cost in maintaining the systems or in replacing necessary hardware. The Cutting Tool Business shall have the right to terminate this Agreement and/or the Exhibit at any time by thirty (30) days’ advance written

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notice to FSC. Upon the effectiveness of any such termination, the Cutting Tool Business shall not be obligated to pay the fees set forth in the terminated Exhibit for any period remaining in the Term. Notwithstanding the foregoing, however, if the Cutting Tool Business terminates this Agreement or the Exhibit hereunder, the Cutting Tool Business agrees to pay to FSC all amounts owed for Services provided up to the effective date of such termination.
ARTICLE IV
MISCELLANEOUS
     4.1 Additional Actions and Documents. Both parties hereto agree to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
     4.2 Notice. All notices, demands, requests or other communications which may be or are required to be given pursuant to this Agreement shall be in writing and shall be personally delivered, mailed by first class, registered or certified mail postage prepaid, or sent by electronic or facsimile transmission, addressed as follows:
If to the Cutting Tool Business:
The Cutting Tool Business
c/o Kennametal Inc.
1600 Technology Way
Latrobe, PA 15650
Attn: Vice President, Secretary and General Counsel
Fax: 724/539-3839
With a copy to:
Lewis U. Davis, Jr., Esq.
Buchanan Ingersoll & Rooney, PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Fax: 412/562-1041
If to FSC:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, IL 60523
Attn: Jennifer Sherman, General Counsel
Fax: 630/954-2138

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With a copy to:
Thompson Coburn LLP
One US Bank Plaza
Suite 3400
St. Louis, MO 63101
Attn: Robert M. LaRose
Fax: 314/552-7078
     Both parties may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.
     4.3 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.
     4.4 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which shall constitute one instrument, and shall become effective when such separate counterparts have been exchanged between the parties hereto.
     4.5 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. Neither party may assign their interest under this Agreement without the prior written consent of the other party.
     4.6 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.
     4.7 Waivers. The parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (c) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

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     4.8 Publicity. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the Cutting Tool Business and FSC shall mutually agree and determine.
     4.9 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.
     4.10 List of Schedules and Exhibits. As mentioned in this Agreement, there is attached hereto or delivered herewith, the following Exhibit:
EXHIBITS

Exhibit No.:	Caption

A	Information Technology Services
The foregoing Exhibit is incorporated herein by this reference and expressly made a part hereof.
     4.11 Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto concerning the subject matter hereof are superseded by this Agreement (except with respect to the Confidentiality Agreement described in Section 13.15 of the Stock Purchase Agreement), and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in the Exhibit delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois, determined without reference to conflicts of law principles. Each party hereto agrees to personal jurisdiction over the matters arising under to this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of Illinois. Each party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.
     4.12 No Third-Party Rights. This Agreement is not intended and shall not be construed to create any rights in any persons other than FSC and the Cutting Tool Business, and no person shall assert any rights as third-party beneficiary hereunder.
     4.13 Expenses. Except as expressly provided otherwise herein, FSC, on the one hand, and the Cutting Tool Business, on the other, shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement.
     4.14 Confidentiality. The Confidentiality Agreement dated September 18, 2006, between FSC and Kennametal is confirmed in its entirety and unaffected hereby.
     4.15 Survivability of Provisions After Termination. If this Agreement is terminated pursuant to Article III hereof, it shall become null and void and have no further force and effect, except as provided in Sections 1.3, 2.1, 4.11, 4.14 and this 14.15 which shall survive termination and except that nothing herein shall relieve any party hereto for a breach by such party of the

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terms of this Agreement. Upon any termination of this Agreement, each party hereto will return all documents work papers and all other material of the other party relating to the transactions contemplated hereby and all covers at such materials, where so obtained before or after the execution hereof, to the party furnishing the same.
     4.16 No Agency. This Agreement shall not be deemed expressly or by implication to create an agency, employee, or servant relationship between or among any of the parties hereto, or any affiliates of the parties hereto for any purpose whatsoever.
     4.17 Force Majeure. Neither party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties’ reasonable control; it being understood that lack of financial resources is not to be deemed a cause beyond a party’s control. Each party shall notify the other party promptly of the occurrence of any such cause and carry out this Agreement as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the Term of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

MANCHESTER TOOL COMPANY		FEDERAL SIGNAL CORPORATION
By:		By:
	Name:		Name:
	Title:		Title:

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EXHIBIT A
Information Technology Services
During the Term of this Agreement and in a manner substantially consistent with FEDERAL SIGNAL’s practices immediately prior to the Effective Date, FEDERAL SIGNAL shall provide the following Information Technology Services (“IT Services”) to KENNAMETAL:
IT Support Services:
1.	Provide system availability, performance, support security, access and information to KENNAMETAL personnel; provided, that all KENNAMETAL users comply with all applicable FEDERAL SIGNAL policies and procedures.

2.	Working with KENNAMETAL to correct significant data entry and processing problems which are: (a) identified in writing; and (b) are not the result, directly or indirectly, of a change in business practices by KENNAMETAL or any other action or inaction of KENNAMETAL. Significant problems are those which prevent KENNAMETAL from functioning as a viable business concern.

3.	Support for transferring payroll processing from the FEDERAL SIGNAL payroll system to KENNAMETAL’s SAP HR system. Due to the sensitive nature of the information contained in the FEDERAL SIGNAL HR system and the fact that such system supports other FEDERAL SIGNAL functions, KENNAMETAL acknowledges and agrees that they will not have direct access to such system. FEDERAL SIGNAL will provide access to historical data residing in the existing payroll system by providing KENNAMETAL, at FEDERAL SIGNAL’S sole discretion, with either: (a) direct access to the system; (b) data in paper format; or (c) electronic files in an appropriate format. Should the transfer of payroll processing occur after the closing date, FEDERAL SIGNAL will provide current payroll management and processing services for a period not to extend beyond the terms of this agreement.

4.	Provide KENNAMETAL personnel, who comply with all FEDERAL SIGNAL policies and procedures, with access to Wide Area Networks for MANCHESTER TOOL and ON TIME MACHINING COMPANY. FEDERAL SIGNAL will consider requests for network changes and may, at its sole discretion, comply with such requests for additional fees determined by FEDERAL SIGNAL.

5.	Training of KENNAMETAL personnel up to a maximum of twenty (20) hours. KENNAMETAL acknowledges and agrees that such training will be provided at times and locations, as determined by FEDERAL SIGNAL at its sole discretion, or as otherwise mutually agreed.

6.	From time to time, FEDERAL SIGNAL and/or KENNAMETAL may be required to provide Testing or other support to accomplish system changes initiated by FEDERAL SIGNAL or KENNAMETAL.

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7.	FEDERAL SIGNAL will permit KENNAMETAL personnel, who comply with all FEDERAL SIGNAL policies and procedures, to access and use the following software packages during the Term of this Agreement:

(d) Name	(e) Modules	(f) Function
MCI	WAN, Phone, Data	Network Services through MCI (MTO and OTM only)
Federal Signal system	Payroll	Payroll
Note: Software vendors prohibit FEDERAL SIGNAL from providing hosting services for third parties. KENNAMETAL will be responsible for obtaining authorization from the software vendors for temporary use of the software while running on FEDERAL SIGNAL’S systems. FEDERAL SIGNAL will work with KENNAMETAL to facilitate the permanent transfer of applicable software licenses approved by FEDERAL SIGNAL to KENNAMETAL; KENNAMETAL will be responsible for obtaining authorizations from the software vendors for such transfers.
Conversion Services:
1.	FEDERAL SIGNAL will provide up to 160 hours of consultation concerning data, data structure, processing logic to assist in the conversion to KENNAMETAL’s systems. This includes consultation on EDI practices that may be unique to KENNAMETAL.

2.	FEDERAL SIGNAL will provide up to 160 hours of analysis and programming time to provide files and reports for conversion to KENNAMETAL’s systems.

3.	FEDERAL SIGNAL will provide up to 40 hours of test and validation services to assist KENNAMETAL in converting to their system(s). KENNAMETAL accepts full responsibility for any and all data loaded into KENNAMETAL’s system.

4.	FEDERAL SIGNAL will provide up to 80 hours of meeting, review and miscellaneous time to assist in the conversion process.
     KENNAMETAL acknowledges and agrees that all plans and schedules that involve IT Services are subject to FEDERAL SIGNAL’S prior written approval.
Compensation
In accordance with Section 1.3, Compensation, of this Agreement, KENNAMETAL agrees to pay FEDERAL SIGNAL the following fees and expenses:
Fees. Pursuant to Section 1.3 of the Agreement, KENNAMETAL agrees to pay FEDERAL SIGNAL the fixed and variable fees set forth below:

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     Fixed Fees:
     (a) Monthly IT Support Services Fee: KENNAMETAL shall pay FEDERAL SIGNAL a fixed monthly fee equivalent to FEDERAL SIGNAL’S service provider’s cost (the “IT Support Services Fee”) per month of the Term. The IT Support Services Fee shall be prorated for any month during which this Agreement is in effect for less than the entire month.
     Variable Fees:
     (a) Additional Services Fees: In addition to the IT Support Services Fee and the Conversion Services Fee, if FEDERAL SIGNAL performs services in addition to the IT Services listed above, KENNAMETAL shall pay FEDERAL SIGNAL an additional fee of $60 per hour. Such additional services may be provided at FEDERAL SIGNAL’S sole discretion; in no event shall FEDERAL SIGNAL be obligated to provide any such additional services.
Expenses. In addition to the Fees above and in accordance with Section 1.3 of the Agreement, KENNAMETAL shall be responsible for all (i) all licensing costs, including costs associated with transferring licenses, and (ii) travel and other out-of-pocket expenses associated with the IT Services provided hereunder.

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